CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.13

EXCLUSIVE OPTION AGREEMENT

by and between

Incyte Corporation

and

Prelude Therapeutics Incorporated

dated as of November 3, 2025

EXCLUSIVE OPTION AGREEMENT

This EXCLUSIVE OPTION AGREEMENT (the “Agreement”) is entered into as of November 3, 2025 (the “Effective Date”), by and between Incyte Corporation, a Delaware corporation (“Incyte”), and Prelude Therapeutics Incorporated, a Delaware corporation (“Prelude”).

WHEREAS, Prelude is a biopharmaceutical company in the business of discovering and developing a portfolio of precision oncology therapeutics;

WHEREAS, Incyte is a biopharmaceutical company in the business of research, development and commercialization of biopharmaceutical products;

WHEREAS, Prelude is conducting research and development activities relating to V617F Mutative Selective Inhibitors (as defined below);

WHEREAS, Incyte desires to obtain from Prelude, and Prelude desires to grant to Incyte, an exclusive option to acquire the Transferred Assets (as such term is defined in the Asset Purchase Agreement), in each case, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Incyte and Prelude have entered into that certain securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which Incyte has agreed to purchase 6,250,000 shares of non-voting common stock of Prelude for a total of $25 million, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this ARTICLE I:

1.1 “Affiliate” means, with respect to a Person, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

1.2 “Asset Purchase Agreement” means the asset purchase agreement substantially in the form attached hereto as Exhibit A to be entered into between the Parties pursuant to Section 5.1(b).

1.3 [***].

1.4 “Business” means the research, Development, Manufacture, use, Regulatory Activities, Commercialization or other exploitation of the V617F Molecules anywhere in the world, including the conduct of the V617F Program.

1.5 “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York or Wilmington, Delaware generally are closed as a result of federal, state or local holiday.

1.6 “Change of Control” means, with respect to either Party, the occurrence of any of the following after the Effective Date: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (b) a merger, reorganization or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party.

1.7 “Closing” means the closing of the purchase and sale of the Transferred Assets (as such term is defined in the Asset Purchase Agreement) and assumption of the Assumed Liabilities (as such term is defined in the Asset Purchase Agreement) under the Asset Purchase Agreement.

1.8 “Commercialize”, “Commercialization” or “Commercializing” means any activities directed toward maintaining Regulatory Approvals, obtaining and maintaining pricing or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, or selling a product (including establishing the price for such product).

1.9 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Prelude in relation to any V617F Molecule, the reasonable, diligent, good-faith efforts that a prudent biopharmaceutical company of comparable size and resources would devote to achieve the specified objective for any other product owned by it or in relation to which it may have rights [***].

1.10 “Confidential Information” means, with respect to a Party, any and all confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by or on behalf of one Party or any of its Affiliates to the other pursuant to this Agreement or the Confidentiality Agreements, which may include specifications, Know-How, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished Patent applications, whether disclosed in oral, written, graphic, or electronic form; provided that Confidential Information does not include any information that (a) is or becomes publicly available through no breach of this Agreement by the receiving Party or its Representatives; (b) was rightfully known to the receiving Party or its Representatives, without confidentiality restrictions, prior to disclosure by the disclosing Party; (c) is independently developed by the receiving Party or its Representatives without use of or reference to any Confidential Information of the disclosing Party; or (d) is rightfully obtained by the receiving Party from a Third Party who, to the receiving Party’s knowledge, is not under a duty of confidentiality with respect to such information.

1.11 “Confidentiality Agreements” means (a) the Mutual Confidential Disclosure Agreement by and between Incyte and Prelude, dated March 3, 2022, as amended on February 9, 2024 and December 17, 2024 and (b) the Clean Team Agreement by and between Incyte and Prelude, dated March 3, 2025, as amended on October 7, 2025 and October 8, 2025.

1.12 “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

1.13 “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

1.14 “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

1.15 “Develop” or “Development” means any and all (a) activities related to the design, discovery, generation, identification, profiling, selection, optimization, characterization, process science, formulation and manufacturing process development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates, products and components thereof, including manufacturing in support thereof, and (b) activities related to test method development and stability testing, toxicology, formulation and manufacturing process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical trials (conducted before and after Regulatory Approval), including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or expanding a Regulatory Approval. For clarity, “Develop” and “Development” shall include any submissions and activities required by applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved product.

1.16 “Diligent Efforts” means, with respect to the efforts to be expended by Prelude in relation to any V617F Molecule [*** ].

1.17 “Drug Approval Application” means (a) a New Drug Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312)) or (b) a Biologics License Application (as more fully described in 21 C.F.R. § 601.20 or its successor regulation), including all supplements, amendments, variations, extensions and renewals of any such application and any application for approval under the FDA accelerated approval program.

1.18 “Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

1.19 “Excluded Individual” or “Excluded Entity” is (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (b) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

1.20 “Executive Officers” means the Chief Executive Officer of Incyte (or a senior executive officer of Incyte designated by Incyte’s Chief Executive Officer) and the Chief Executive Officer of Prelude (or a senior executive officer of Prelude or its Affiliate as designated by Prelude’s Chief Executive Officer).

1.21 “FDA” means the United States Food and Drug Administration, or any successor agency thereto or authority in the United States having substantially the same function.

1.22 [***]

1.23 “GLP” means good laboratory practice as required by the FDA under 21 C.F.R. part 58 and all applicable Laws, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by applicable Laws.

1.24 “GLP Toxicology Study” means, with respect to a V617F Molecule, the pre-clinical toxicology studies [***] conducted under GLP with respect to such V617F Molecule for the purposes of [***] in order to establish a toxicological profile of such V617F Molecule [***].

1.25 “Governmental Authority” means any multinational, supra-national, federal, state, local, municipal or other governmental authority of any nature (including any Regulatory Authority and any governmental association, division, prefecture, subdivision, department, agency, bureau, branch, office, commission, committee, council, court or other tribunal, such as statutory health insurance funds and their associations), in each case having jurisdiction over the applicable subject matter.

1.26 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

1.27 “IND” means an Investigational New Drug Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312)), or any other investigational new drug application, clinical trial authorization, or similar application, submission, or a clinical trial exemption of any country or jurisdiction outside of the U.S., in each case, which must be approved, cleared or authorized by the applicable Regulatory Authority to commence or conduct any clinical trial of a pharmaceutical or biological product in humans in such jurisdiction, and all supplements and amendments to any of the foregoing.

1.28 “IND Ready Data Package” means a data package with respect to Development activities (including IND-Enabling Studies) conducted by or on behalf of Prelude for [***].

1.29 “Initial Data Package” means a data package with respect to Development activities conducted by or on behalf of Prelude [***], which contains the following (provided that the applicable data or information is in existence and in the control of Prelude (or any of its Affiliates) as of the time of the Initial Data Package Delivery Date): (a) the data (as outlined in the Target Candidate Profile) [***]; (b) any then-available data on [***] (including, as applicable [***] other than [***]; and (c) any Regulatory Materials [***].

1.30 “Intellectual Property Rights” means all intellectual property and industrial property rights of every kind and description throughout the world, including all (a) Patents, (b) Know-How, (c) trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, internet domain names, social media designations and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing, and (d) copyrights and copyrightable subject matter, including any applications and registrations for the foregoing.

1.31 “Know-How” means any information, ideas, data, inventions, works of authorship, database rights, trade secrets, technology, practices, techniques, procedures, knowledge, skill, experience or materials, including formulations, molecules, assays, reagents, compounds, biologic molecules, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Materials, but excluding any such information or materials publicly disclosed in Patents.

1.32 “Law” means any federal, state, regional, county and local law, statute, ordinance, legally binding rule, directive or regulation, code, judgment, constitution, principle of common law, edict, treaty, ruling or directive or similar regulation of general applicability of (a) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality, (b) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial local or foreign and (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or tax authority or power of any nature.

1.33 “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

1.34 “Losses” means any actual out-of-pocket damages, losses, payments, Liabilities, deficiencies, assessments, interest, penalties, fees, costs (including reasonable and documented out-of-pocket costs of investigation and defense), amounts paid in settlement and expenses (including reasonable and documented attorneys’ fees and expenses).

1.35 “Manufacturing” or “Manufacture” means all activities related to the manufacturing of any molecule or product, or a combination or comparator product, or any ingredient thereof, including manufacturing for non-clinical or clinical use or commercial sale, in-process and lot release testing, release, certification, filling, labelling and packaging, quality assurance activities related to such aforementioned manufacturing as well as handling and storage of any such molecule, product or ingredient.

1.36 “Option Period” means the period commencing on Effective Date and ending on the later of (a) the end of the Data Package Review Period and (b) the end of the fifteen (15)-month period after the Effective Date, as such period may be extended pursuant to Section 4.1(b) or otherwise by mutual agreement of the Parties.

1.37 “Party” means Prelude or Incyte. “Parties” means Prelude and Incyte.

1.38 “Patents” means all patents and patent applications in any country in the world, including any continuations, continuations-in-part, divisionals, non-provisionals, provisionals, any international application under the Patent Cooperation Treaty, regional application, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any patent term extension or supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts or equivalents of any of the foregoing anywhere in the world.

1.39 “Permitted Encumbrance” means (a) any Encumbrance for Taxes that are not due and payable, and (b) in the case of any contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such contract.

1.40 “Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust, Governmental Authority or other entity.

1.41 “Regulatory Activities” means activities with respect to (a) preparation, filing, obtaining and maintaining Regulatory Approvals, (b) preparation of Regulatory Materials and (c) calls and meetings with Regulatory Authorities.

1.42 “Regulatory Approval” means all approvals, licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other Governmental Authority that are necessary for the marketing and sale of a product in a country or group of countries.

1.43 “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country (including state and local) with authority over the testing, Manufacture, use, storage, disposal, importation, promotion, marketing, pricing or sale of a pharmaceutical or biologic product in such country.

1.44 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations or other filings submitted to, made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain and maintain Regulatory Approvals, market, sell or otherwise Commercialize any V617F Molecule in a particular country or regulatory jurisdiction. Regulatory Materials include materials relating to pre-IND meetings, INDs, pre-Marketing Authorization Applications, Marketing Authorization Applications, presentations, responses, and applications for other Regulatory Approvals.

1.45 “Related to the Business” means exclusively related to, or used exclusively in connection with, the Business as conducted by Prelude and its Affiliates.

1.46 “Representative” of a Person means any Affiliate, officer, director, manager, employee, stockholder, member or equityholder of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

1.47 “SEC” means the United States Securities and Exchange Commission.

1.48 [***].

1.49 [***].

1.50 “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

1.51 “Tax” means any tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, windfall profits tax, capital tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, severance tax, social security tax or other similar contribution, disability tax or other similar contribution, occupancy tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, documentary tax, premium tax, sales tax, use tax, service tax, property tax, business tax, capital stock tax, withholding tax, backup tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty), or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Authority, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.

1.52 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.53 “Transaction Proposal” means [***].

1.54 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.55 “V617F Assets” means the assets, properties and rights of Prelude and its Affiliates that are Related to the Business.

1.56 “V617F Know-How” means all Know-How owned by Prelude and its Affiliates as of the Effective Date or otherwise during the Option Period that are Related to the Business.

1.57 “V617F Molecules” means (a) all V617F Mutative Selective Inhibitors that are owned and controlled by Prelude or its Subsidiaries as of the Effective Date [***].

1.58 “V617F Mutative Selective Inhibitors” means any molecules that bind the JAK2 pseudokinase domain (JH2) [***].

1.59 “V617F Patents” means all Patents owned by Prelude and its Affiliates as of the Effective Date or otherwise during the Option Period that are Related to the Business, including the Patents set forth on Schedule 1.59.

1.60 “V617F Program” means the Development program(s) carried out by or on behalf of Prelude and its Affiliates with respect to V617F Mutative Selective Inhibitors.

1.61 “V617F Program Data” means all data with respect to V617F Molecules made, collected or otherwise generated in the conduct of the V617F Program under this Agreement.

1.62 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

DEFINITION	SECTION
AAA	10.8(b)
Agreement	Preamble
APA Schedules	5.1(b)
Data Package Delivery Date	4.1(a)
Data Package Review Period	4.2(a)
Dispute	10.8(a)
Effective Date	Preamble
Governmental Filings	5.1(c)
Incyte	Preamble
Incyte Indemnified Party	9.2
Indemnified Party	9.3
Indemnifying Party	9.3
Initial Data Package Delivery Date	3.2(c)(i)
Initial Data Package Review Period	3.2(c)(i)
Option	2.1
Option End Date	4.1(b)
Option Exercise Notice	5.1(a)
Post-Option Exercise Arising IP	5.3(a)(ii)
Post-Option Exercise Inventions	5.3(a)(ii)
Post-Option Exercise Patents	5.3(a)(ii)
Post-Option Exercise V617F Program Activities	5.3(a)
Prelude	Preamble
Prelude Indemnified Party	9.1
Remaining V617F Program Arising IP	5.3(a)(ii)
Rules	10.8(b)

DEFINITION	SECTION
[***] Notice	3.2(c)
[***]	3.2(c)
Securities Purchase Agreement	Recitals
Target Candidate Profile	3.2(b)
Term	8.1
Upfront Payment	6.1

1.63 Interpretation; Construction.

(a) Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any person includes such person’s successors and permitted assigns.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Laws include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(d) Any contract, agreement or instrument referred to herein means such contract, agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f) The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
Option

2.1 Grant of Exclusive Option. In consideration for the payment by Incyte to Prelude of the Upfront Payment, subject to the terms and conditions of this Agreement, Prelude hereby grants to Incyte an exclusive option (the “Option”) to acquire all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of the Asset Purchase Agreement, which option shall be exercisable only during the Option Period and in accordance with the terms and conditions set forth herein. Except for any rights expressly granted hereunder, including the Option as expressly provided in this Section 2.1 and the license for the Post-Option V617F Program Activities granted under Section 5.3(a)(iii), neither Party grants to the other Party any right or license, including any rights or licenses to any Patents, Know-How or other Intellectual Property Rights owned or otherwise controlled by such first Party (or any of its Affiliates), and, for clarity, each Party retains all rights, including all rights under Know-How, Patents and other Intellectual Property Rights owned or otherwise controlled by it (or any of its Affiliates), not expressly granted to the other Party pursuant to this Agreement.

2.2 Exclusivity. During the Option Period, Prelude shall not, and shall not permit any of its Affiliates or authorize any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or knowingly encourage, or take any action that would reasonably be expected to facilitate or lead to, any Transaction Proposal; (b) enter into, continue or otherwise participate in any discussions, conversations, negotiations or other communications with, or furnish to or disclose any information to any Person in connection with any Transaction Proposal; provided, that any correspondence required to comply with the requirements of the following sentence shall not be considered a breach of the obligations set forth in this clause (b); or (c) enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or other similar agreement with respect to any Transaction Proposal. [***].

ARTICLE III
V617F Program; Research Period

3.1 General. At all times prior to the Closing, (a) the conduct of the V617F Program shall be the sole responsibility of Prelude, (b) as between the Parties, the V617F Assets shall remain owned and controlled by Prelude, and (c) all decision-making related to the V617F Program shall remain with Prelude, in each case, subject to the terms and conditions expressly set forth herein.

3.2 Research Period.

(a) Prelude shall (i) use Diligent Efforts to nominate at least one [***] and (ii) thereafter use Commercially Reasonable Efforts to deliver the IND Ready Data Package to Incyte, in each case of (i) and (ii), prior to the Option End Date.

(b) Within [***] after the Effective Date, the Parties will agree upon the target candidate profile to be satisfied by a V617F Molecule [***] in order to be advanced into IND-Enabling Studies (the “Target Candidate Profile”), which profile will be attached hereto as Exhibit D and will be attached as an exhibit to this Agreement and incorporated by reference herein.

(c) During the Option Period, Prelude may provide written notice to Incyte if Prelude determines, in its reasonable discretion, that one or more V617F Molecules [***] have satisfied the criteria in the Target Candidate Profile pursuant to the V617F Program [***]:

(i) (A) following [***], Prelude will prepare and deliver to Incyte the Initial Data Package, in writing or by access to a virtual data room, in a manner reasonably satisfactory to Incyte (such delivery date, the “Initial Data Package Delivery Date”); and (B) Incyte shall have a period of thirty (30) days from the Initial Data Package Delivery Date to review such data and materials (such period, the “Initial Data Package Review Period”);

(ii) promptly following the [***] and in any event by the Initial Data Package Delivery Date, the Parties shall enter into a material transfer agreement pursuant to which [***]; and

(iii) during the Initial Data Package Review Period, the Parties shall cooperate in good faith to discuss and evaluate [***] to determine whether [***] should be advanced to IND-Enabling Studies; provided, that, in the event the Parties cannot reach mutual agreement, Prelude shall have final decision-making authority with respect to such advancement (provided that Prelude will consider in good faith Incyte’s comments with respect thereto). [***].

3.3 Subcontractors. Prelude may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform portions of its activities under the V617F Program, provided that Prelude shall remain responsible for the performance of such activities by its Affiliates and Third Party subcontractors and the compliance of its Affiliates and Third Party subcontractors with the applicable provisions of this Agreement. Any breach of the terms of this Agreement by an Affiliate or a Third Party subcontractor of Prelude shall constitute a breach of this Agreement by Prelude. Without limiting the foregoing, the use of an Affiliate or Third Party subcontractor by Prelude shall not otherwise relieve Prelude of its obligations under this Agreement.

3.4 Compliance. Prelude shall conduct the V617F Program in a professional manner and in accordance with sound and ethical business and scientific practices, and in compliance with all applicable Laws. Prelude shall not use in any capacity, in connection with the V617F Program, any Person who has ever been, is currently, or is the subject of a proceeding that could lead to such Person becoming a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual. Until the earlier of (a) the end of the Option Period and (b) the execution of the Asset Purchase Agreement, Prelude shall inform Incyte in writing immediately if it or any Person who is performing services for Prelude under the V617F Program becomes or is the subject of a proceeding that could lead to it or such Person becoming a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.

3.5 Intellectual Property Rights.

(a) Inventorship of all inventions, discoveries, improvements, and other technology discovered, made, conceived, reduced to practice, or created by or on behalf of either Party or any of its Affiliates, or jointly by or on behalf of the Parties or any of their Affiliates, in each case, in the course of conducting the V617F Program hereunder shall be determined in accordance with U.S. patent laws without regard to conflict of law, irrespective of where or when such invention occurs. Subject to Section 5.3(a)(ii), as between the Parties, Prelude shall own and retain all right, title and interest in and to any and all inventions, discoveries, improvements, and other technologies discovered, made, conceived, reduced to practice, or created by or on behalf of either Party or any of its Affiliates, or jointly by or on behalf of the Parties or any of their Affiliates, in each case, in the course of conducting the V617F Program hereunder, whether or not patented or patentable, [***]. Incyte hereby assigns and transfers, and agrees to assign and transfer, to Prelude or its designee all of its rights, title and interest in and to all such Patents and Intellectual Property Rights, and agrees to take all further acts reasonably required to evidence such assignments, and Incyte is not acquiring any ownership interest in any such inventions or any such Patents or other Intellectual Property Rights.

(b) Until the earlier of (i) the end of the Option Period and (ii) the execution of the Asset Purchase Agreement, Prelude shall, and shall cause its applicable Affiliates to [***] ensure that all employees of Prelude or its Affiliates who may generate, create or develop material Intellectual Property Rights in connection with the V617F Program execute a valid written agreement irrevocably and presently assigning to Prelude or its applicable Affiliate all right, title and interest in and to all Intellectual Property Rights created or developed by such employees in the course of their work. Subject to this Section 3.5, as between the Parties, Prelude shall be solely responsible and have the sole authority and discretion for preparing, filing, prosecuting, maintaining, enforcing and defending all Intellectual Property Rights owned by Prelude, at Prelude’s sole expense and using counsel selected by Prelude.

3.6 V617F Program Data.

(a) Until the earlier of (i) the end of the Term or (ii) such time as Prelude publishes particular V617F Program Data in accordance with Section 3.6(b), Prelude shall only be permitted to disclose V617F Program Data to Third Parties as follows: [***]; provided that, [***].

(b) [***].

3.7 Reporting. During the Option Period, Prelude shall keep Incyte reasonably informed on a quarterly basis by providing an overview of material developments under the V617F Program, which overview will include (a) any material safety or efficacy issues, adverse findings or adverse events with respect to any V617F Molecule, and (b) notice from any Regulatory Authority of any material concerns regarding any V617F Molecule or any activities under the V617F Program (including the imposition of any hold on, or the requirement or recommendation of the suspension or termination of, any such activities).

3.8 Records. Prelude shall, and shall cause its Affiliates and Third Party subcontractors, as applicable, to, maintain, in accordance with its current practices, complete and accurate records of (a) all work conducted by such Persons in respect of the V617F Program and all data and other information resulting from such work, and (b) all Regulatory Materials concerning any V617F Molecule or the V617F Program, in each case of (a) and (b), for at least three (3) years following the end of the Option Period (solely to the extent such records are not transferred to Incyte pursuant to the Asset Purchase Agreement). Such records shall fully and properly reflect all work done and results achieved in the performance of the V617F Program in sufficient detail and in a manner that would reasonably be expected to enable use of such documents to seek or challenge Patents with respect to any V617F Molecule or the Manufacture, sale or use thereof or Regulatory Approval of any V617F Molecule.

3.9 Information Share Limitation. [***].

3.10 Program Manager. Each Party shall appoint a single individual to act as the primary point of contact between the Parties regarding the V617F Program during the Option Period. Each Party may replace its such appointee at any time by notice in writing to the other Party. Such appointee shall be the first point of referral for all matters hereunder, including potential conflict resolution hereunder.

ARTICLE IV
Data package; due diligence

4.1 Data Package Delivery.

(a) Promptly following (and in any event within [***] after) the first date on which Prelude has generated all of the data identified on Exhibit B with respect to [***], Prelude shall (i) provide written notice to Incyte thereof, and (ii) prepare and deliver to Incyte, in writing or by access to a virtual data room, in a manner reasonably satisfactory to Incyte, (A) the IND Ready Data Package and (B) any then-available data on any other V617F Molecules [***] (provided that the applicable data or information is in existence and in the control of Prelude (or any of its Affiliates) as of the time of the Data Package Delivery Date) (such delivery date, the “Data Package Delivery Date”).

(b) In the event the IND Ready Data Package will not be ready by the end of the fifteen (15)-month period after the Effective Date, the Option Period shall automatically toll for the period to deliver the IND Ready Data Package; provided that, such tolling shall not exceed an additional three (3)-month period (or any other longer period as mutually agreed to by the Parties) following such fifteen (15)-month period (the last date of such period, the “Option End Date”).

4.2 Data Package Review; Due Diligence.

(a) Incyte shall have a period of thirty (30) days after the Data Package Delivery Date (such period, as it may be extended in Section 4.2(b), the “Data Package Review Period”) to review the IND Ready Data Package and any other information provided pursuant to Section 4.1(a)(ii).

(b) During the Data Package Review Period, the Parties shall engage in a structured diligence process pursuant to which Prelude shall [***] provide to Incyte any information or data in Prelude’s or its Affiliates’ possession and control, [***].

4.3 Due Diligence Prior to IND Ready Data Package. If (a) Incyte notifies Prelude in writing of its interest in potentially exercising the Option at any time prior to the generation by Prelude of the IND Ready Data Package, or (b) no IND Ready Data Package is generated by the Option End Date, [***], Prelude shall (i) prepare and deliver to Incyte (solely to the extent existing as of the Option End Date or the date of such written notice from Incyte, as applicable, and then-available to Prelude (in whatever form then existing)) any then-available data (including preclinical, technical, safety and scientific data [***] on any V617F Molecules to the extent such data was not previously delivered to Incyte and (ii) [***]. In such event, the delivery date for the information specified in the foregoing clause (i) shall constitute the Data Package Delivery Date, and the provisions in Section 4.2 shall apply mutatis mutandis (with such information constituting, for the purposes of Section 4.2, the IND Ready Data Package).

ARTICLE V
OPTION EXERCISE

5.1 Option Exercise Notice.

(a) Incyte shall have the right, in its sole discretion, to exercise the Option at any time during the Option Period by delivering to Prelude a written notice of such election to exercise the Option (the “Option Exercise Notice”). For clarity, Incyte’s right to exercise the Option shall not be contingent upon, and may be exercised prior to, achievement of [***] or delivery of the IND Ready Data Package.

(b) Within [***] of the delivery of the Option Exercise Notice, Prelude shall deliver to Incyte (i) a set of disclosure schedules (“APA Schedules”) (A) with respect to Prelude’s representations, warranties and covenants under the Asset Purchase Agreement and (B) setting forth a complete list of Transferred Contracts, Transferred Know-How and Transferred Patents (in each case, as such terms are defined in the Asset Purchase Agreement), and (ii) copies of all documents referenced in the APA Schedules to the extent not previously provided. Prelude shall [***] make available any information [***]. If Incyte delivers the Option Exercise Notice in accordance with this Agreement, then the Parties shall execute the Asset Purchase Agreement as promptly as practicable, and in any event, within [***] of delivery of the Option Exercise Notice.

(c) Incyte shall, after good faith consultation with Prelude, determine whether a filing under the HSR Act or any other consents, clearances, registrations, approvals, permits and authorizations are necessary or advisable to be obtained from any Governmental Authority (collectively, “Governmental Filings”) in order to consummate the transactions contemplated by the Asset Purchase Agreement, and shall notify Prelude of such determination within [***] of delivery of the Option Exercise Notice. The Parties shall each, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and members and stockholders and such other matters as may be reasonably necessary or advisable (x) in connection with making such determination as to whether any Governmental Filings are necessary and (y) in connection with any statement, filing, notice or application made by or on behalf of Prelude, Incyte or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by the Asset Purchase Agreement, and to the extent Incyte determines that any Governmental Filings are necessary, the Parties shall, during the period after Incyte notifies Prelude thereof and prior to execution of the Asset Purchase Agreement, prepare all documentation necessary to make such Governmental Filings as promptly as practicable, and in any event, within [***] following execution of the Asset Purchase Agreement. For the avoidance of doubt, the filing deadlines and the Parties’ obligations in connection with any Governmental Filings shall be governed by the executed Asset Purchase Agreement.

5.2 Expiration of Option. If Incyte does not deliver the Option Exercise Notice by 5:00 p.m. Eastern Time on the last day of the Option Period, then this Agreement shall expire.

5.3 Post-Option Exercise V617F Program Activities.

(a) In the event that Incyte exercises the Option prior to the Option End Date, then notwithstanding anything to the contrary contained herein (or in the Asset Purchase Agreement entered into by the Parties), Prelude shall have the right, in its sole discretion and at its sole cost, to continue to conduct the V617F Program in order to [***] (the “Post-Option Exercise V617F Program Activities”), and in connection therewith the following shall apply, in each case, until the earlier of (x) the termination of the Asset Purchase Agreement in accordance with Section 6.1 thereof or (y) the Option End Date:

(i) the provisions of Section 3.2(c) shall survive and continue in full force and effect (notwithstanding the exercise of the Option or the expiration or termination of this Agreement) with respect to the performance of Post-Option Exercise V617F Program Activities, including that, for clarity, prior to the Option End Date, (A) Prelude may provide written notice to Incyte if Prelude determines, in its sole discretion, that one or more V617F Molecules [***] have satisfied the criteria in the Target Candidate Profile pursuant to Prelude’s V617F Program (and each such V617F Molecules shall be [***]) and (B) in the event the Parties (or Prelude in the exercise of its final decision-making authority) determine that any [***];

(ii) as between the Parties, all inventions, data, discoveries, improvements, and other technology discovered, made, conceived, reduced to practice, or created by or on behalf of either Party or any of its Affiliates, or jointly by or on behalf of the Parties or any of their Affiliates, in each case, in the course of conducting the Post-Option Exercise V617F Program Activities (“Post-Option Exercise Inventions”), together with all Patents claiming a Post-Option Exercise Invention (“Post-Option Exercise Patents”) and any other Intellectual Property Rights in any Post-Option Exercise Invention (“Post-Option Exercise Arising IP” and collectively with Post-Option Exercise Inventions and Post-Option Exercise Patents, “Remaining V617F Program Arising IP”), will be [***]; and

(iii) if the performance of the Post-Option Exercise V617F Program Activities by Prelude and its Affiliates would, in the absence of a license from Incyte or its Affiliates, infringe, misappropriate or otherwise violate any Intellectual Property Rights that are owned or controlled by Incyte or its Affiliates and are licensable or sublicensable, as applicable, to Prelude and its Affiliates for the performance of the Post-Option Exercise V617F Program Activities without any Third Party consent or the payment of any additional consideration, Incyte, on behalf of itself and its Affiliates, hereby grants to Prelude and its Affiliates a non-exclusive, revocable, non-transferable, non-sublicensable, worldwide, royalty-free, fully paid-up license or sublicense, as applicable, under such Intellectual Property Rights, solely to the extent and for the duration necessary for Prelude and its Affiliates to perform the Post-Option Exercise V617F Program Activities.

(b) Notwithstanding the provisions of Section 5.3(a), in the event that any Post-Option Exercise V617F Program Activities are being conducted as of the Option End Date, then Prelude shall wind-down such V617F Program Activities in a reasonably prompt manner.

ARTICLE VI
FINANCIAL PROVISIONS

6.1 Upfront Payment. In consideration for the Option, Incyte shall pay to Prelude a nonrefundable and noncreditable upfront payment in an amount equal to Thirty-Five Million Dollars (USD 35,000,000) (the “Upfront Payment”) within five (5) Business Days after the later of (a) the Effective Date and (b) delivery by Prelude to Incyte of a duly executed I.R.S. Form W-9, by wire transfer of immediately available funds to an account specified by Prelude.

6.2 Equity Investment. Concurrently with entry into this Agreement, Incyte will purchase $25,000,000 of shares of non-voting common stock of Prelude pursuant to the terms and conditions set forth in the Securities Purchase Agreement.

ARTICLE VII
Representations, Warranties and covenants

7.1 Representations and Warranties of Prelude. Prelude represents and warrants to Incyte as of the Effective Date as follows:

(a) Organization; Good Standing. Prelude is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Prelude has the requisite power and authority to carry on its Business as currently conducted.

(b) Authority; Execution and Delivery. Prelude has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Prelude and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Prelude and, assuming the due authorization, execution and delivery of this Agreement by Incyte, will constitute the legal, valid and binding obligation of Prelude, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at Law.

(c) Consents; No Violation. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will, not (i) violate any Laws applicable to Prelude or the V617F Assets in any material respect, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Prelude, (iii) conflict with any material contract to which Prelude or any of its Affiliates is a party or by which it is otherwise bound, including any contract (whether or not material) related to the V617F Assets, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except in the case of the immediately preceding clauses (iii) and (iv) to the extent that any such violation, breach, default, termination or consent would not reasonably be expected to have, individually or in the aggregate, a would not have a material adverse effect on Incyte’s ability to consummate the transactions contemplated hereby.

(d) Title to V617F Assets. Prelude has good and valid title to all V617F Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e) Regulatory Matters. Prelude has not filed or obtained any INDs, Drug Approval Applications or any other regulatory documentation for any V617F Molecules in any jurisdiction.

(f) No Brokers. Prelude has not entered into any contract, agreement, arrangement or understanding with any corporation, person, partnership, entity or firm (irrespective of legal form and jurisdiction of organization) which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

7.2 Representations and Warranties of Incyte. Incyte hereby represents and warrants to Prelude as follows:

(a) Organization; Good Standing. Incyte is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Incyte has the requisite corporate power and authority to carry on its business as it is currently being conducted.

(b) Authority; Execution and Delivery. Incyte has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Incyte and, assuming the due authorization, execution and delivery of this Agreement by Prelude, constitutes the legal, valid and binding obligation of Incyte, enforceable against Incyte in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at Law.

(c) Consents; No Violations. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will, not (i) violate any Laws applicable to Incyte in any material respect, (ii) conflict with any provision of the certificate of incorporation or by-laws of Incyte, (iii)

conflict with any material contract to which Incyte is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except in the cases of clause (iii), where the violation, breach, conflict, default, acceleration, or failure to give notice would not have a material adverse effect on Incyte’s ability to consummate the transactions contemplated hereby.

(d) No Brokers. Incyte has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

7.3 [***].

7.4 Disclaimer; No Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) THE V617F ASSETS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE THEREOF WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY, AND (B) NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, PRELUDE MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE V617F ASSETS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE VIII
TERM AND TERMINATION

8.1 Term. This Agreement shall become binding and effective as of the Effective Date, and, unless earlier terminated pursuant to this ARTICLE VIII, shall remain in effect until 5:00 p.m. Eastern Time on the last day of the Option Period (provided if Incyte delivers the Option Exercise Notice to Prelude prior to such time in accordance with the terms and conditions of this Agreement, then unless earlier terminated pursuant to this ARTICLE VIII, this Agreement shall remain in effect until the execution of the Asset Purchase Agreement pursuant to Section 5.1(b)) (the “Term”).

8.2 Termination. This Agreement may be terminated at any time:

(a) by written agreement of the Parties; and

(b) by Incyte, by written notice to Prelude, at any time during the Option Period and prior to the delivery of the Option Exercise Notice, if Incyte shall determine in its sole discretion that it does not wish to exercise the Option; and

(c) by Prelude upon written notice at any time during the Term upon or after a material breach of this Agreement by Incyte [***], if Incyte has not cured such breach within [***] following receipt of written notice from Prelude requesting cure of the breach.

8.3 Effects of Termination. In the event of termination (but not expiration) of this Agreement:

(a) Notwithstanding anything contained herein to the contrary, all rights and licenses (including the Option) granted to Incyte hereunder will terminate and will revert back to Prelude; and

(b) Incyte shall promptly return to Prelude, or destroy (at Prelude’s written request), all documents, and copies thereof, containing Confidential Information of Prelude, together with all notes, drawings, abstracts and other information relating to Prelude’s Confidential Information prepared by Incyte or any of its Representatives, regardless of the medium in which such information is stored; provided, however, that Incyte may retain one (1) copy of such documents in a secure location for compliance purposes.

8.4 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination of this Agreement, and the provisions of Section 5.3 (solely for the period set forth therein), this Section 8.4 and ARTICLE X shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination. The termination provisions of this ARTICLE VIII are in addition to any other relief and remedies available to either Party under this Agreement and under applicable Law.

ARTICLE IX
INDEMNIFICATION

9.1 By Incyte. Incyte shall indemnify, defend, hold harmless and reimburse Prelude, its Affiliates, and their respective directors, officers, agents, employees, successors and assigns (each, a “Prelude Indemnified Party”) for, from and against any and all claims, obligations and other Losses asserted by a Third Party arising out of, relating to, or occurring as a result of or in connection with: (a) any breach by Incyte of any of its representations, warranties, or obligations pursuant to this Agreement; or (b) the gross negligence or willful misconduct of Incyte; provided that Incyte shall not indemnify, defend nor hold harmless Prelude Indemnified Parties from and against any claims, obligations and other Losses arising out of, relating to, or occurring as a result of or in connection with any claim to the extent that Prelude is obligated to defend, indemnify or hold harmless the Incyte Indemnified Parties pursuant to Section 9.2.

9.2 By Prelude. Prelude shall indemnify, defend, hold harmless and reimburse Incyte, its Affiliates, and their respective directors, officers, agents, employees, successors and assigns (each, an “Incyte Indemnified Party”) for, from and against any and all claims, obligations and other Losses asserted by a Third Party arising out, relating to, or occurring as a result of or in connection with: (a) any breach by Prelude of any of its representations, warranties, or obligations pursuant to this Agreement; or (b) the gross negligence or willful misconduct of Prelude; provided that Prelude shall not indemnify, defend nor hold harmless Incyte Indemnified Parties from and against any claims, obligations and other Losses arising out of, relating to, or occurring as a result of or in connection with any claim to the extent that Incyte is obligated to defend, indemnify or hold harmless the Prelude Indemnified Parties pursuant to Section 9.1.

9.3 Procedure. If either Party is seeking indemnification under Sections 9.1 and 9.2 (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the suit or claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Sections 9.1 and 9.2, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party will have the right to assume the defense of any suit or claim if it has assumed responsibility for the suit or claim in writing. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such suit or claim, the Indemnifying Party shall be responsible for the reasonable fees, costs and expenses of counsel to the Indemnified Party solely in connection therewith; provided, further, however, that in no event shall the Indemnifying Party be responsible for the fees, costs and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such suit or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnifying Party will not settle any suit or claim in any manner which would have an adverse effect on the Indemnified Party’s interests without the prior written consent of the Indemnified Party, which consent shall not to be unreasonably withheld, conditioned or delayed if the settlement or compromise would impose no financial or other obligations or burdens on, or include an admission by, the Indemnified Party. The Indemnified Party will not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion.

9.4 General Limitation of Liability. EXCEPT WITH RESPECT TO A PARTY’S (A) LIABILITY PURSUANT TO SECTION 9.1 OR SECTION 9.2 OR (B) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS OR BUSINESS INTERRUPTION, LOSS OF DATA OR LOSS OF USE DAMAGES, IN EACH CASE ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

9.5 Insurance. Prelude shall maintain Third Party insurance and/or self-insurance, as applicable, including product liability insurance, with respect to its activities hereunder in amounts customary to such insurance and sufficient to meet its obligations under this Agreement, and shall claim upon such insurance policy according to such policy’s relevant terms and conditions before relying upon indemnification from Incyte.

ARTICLE X
MISCELLANEOUS

10.1 Confidentiality.

(a) The terms of the Confidentiality Agreements are hereby incorporated by reference, mutatis mutandis, and shall continue in full force and effect in accordance with their terms.

(b) Except as required by judicial order or applicable Law, including the rules and regulations promulgated by the SEC or any other Governmental Authority, or by the requirements of a securities exchange on which the securities of either Party (or any of its Affiliates) are listed, neither Party shall make any public announcement concerning, or otherwise disclose the terms of, this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least ten (10) Business Days prior to the date on which such Party would like to make the public announcement. The Parties will cooperate in good faith to prepare and agree upon the text of a joint press release announcing the transactions contemplated by this Agreement prior to the execution of this Agreement. Such mutually agreed press release will be issued promptly following execution of this Agreement at a time coordinated by the Parties.

10.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, that, notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party; provided, further, that such Party will remain liable for all of its rights and obligations under this Agreement; and provided, further, that such assignee Affiliate shall assign this Agreement back to the original Party at any future date that such assignee is no longer an Affiliate of such Party or (b) in whole to a successor entity in a Change of Control of such Party; provided, further, that in the case of the foregoing clause (b), the assigning Party provides written notice of such assignment to the non-assigning Party within 10 days after the effective date of such assignment and the assignee will expressly agree to be bound in writing by such Party’s obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with this Section 10.2 will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns.

10.3 Disposition of Program. [***].

10.4 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.5 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.8 Dispute Resolution and Venue.

(a) If any dispute, controversy, or claim arises out of or relates to this Agreement, including its existence, validity, breach, termination, or interpretation (a “Dispute”), either Party may deliver written notice describing the Dispute in reasonable detail. The Parties’ Executive Officers shall diligently and in good faith attempt to resolve the referred Dispute within thirty (30) days after such notice (or such longer period as the Executive Officers may agree in writing). Any final decision mutually agreed to by the Executive Officers and set forth in writing shall be conclusive and binding on the Parties.

(b) If the Dispute is not resolved within thirty (30) days after the notice under 10.8(a), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”) and the procedures set forth in this Section 10.8(b). In the event of any inconsistency between the Rules and this Section 10.8, the provisions of this Section 10.8 shall control. The arbitration shall be conducted in Wilmington, Delaware, in the English language, by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one (1) neutral arbitrator, and those two (2) arbitrators shall then select the third arbitrator, who shall serve as chair. All arbitrators must have at least fifteen (15) years’ experience in the biopharmaceutical industry and in mediating or arbitrating cases regarding the same or substantially similar subject matter as the Dispute. If one Party gives written notice of its appointed arbitrator and the other Party fails to appoint its arbitrator within ten (10) days after a written demand to do so, the arbitrator already appointed shall appoint the remaining two (2) arbitrators. Either Party may seek emergency relief under the Rules (including the Optional Rules for Emergency Measures of Protection). The tribunal may grant interim or conservatory measures it deems appropriate, including specific performance and injunctive relief, and shall issue a reasoned award within nine (9) months after its constitution, absent good cause. The arbitration and all related materials, submissions, evidence, and awards shall be treated as confidential information under Confidentiality Agreements and disclosed only to the tribunal, the AAA, the Parties and their Representatives with a need to know (subject to obligations of confidentiality), or as required by Law or to enforce, challenge, or defend the award. The fees of the arbitrators and costs and expenses of the arbitration shall be borne as allocated by the tribunal, which may award costs and fees, including AAA fees, arbitrator compensation, and reasonable attorneys’ fees, to the prevailing Party as it deems appropriate. Judgment upon the award rendered by the tribunal may be entered in any court of competent jurisdiction. Nothing in this Section 10.8 limits either Party’s right to seek temporary, preliminary, or injunctive relief or specific performance from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm pending arbitration, or to confirm, enforce, correct, or vacate an arbitral award.

(c) Notwithstanding anything to the contrary, either Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions in Section 10.1(a) and to enforce and prevent infringement or misappropriation of the Patent rights, Know-How or Confidential Information controlled by such Party.

10.9 Notices. Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, telefax, or email to the Person at the address set forth below, or such other Person or address as may be designated by the respective Party to the other Party in the same manner:

if to Incyte:

Incyte Corporation
1801 Augustine Cut-off
Wilmington, DE 19803
United States

Attn. [***]
Email: [***]

with a copy to (which copy shall not constitute notice hereunder):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States

Attn.: Matthew Hurd, Rachel Yu and Mimi Wu
Email: hurdm@sullcrom.com, yuru@sullcrom.com, wum@sullcrom.com if to Prelude:

Prelude Therapeutics Incorporated
175 Innovation Boulevard

Wilmington, DE 19803

Attn.: Chief Legal Officer
Email: legal@preludetx.com

with a copy to (which copy shall not constitute notice hereunder):

Morgan Lewis & Bockius LLP
2222 Market Street

Philadelphia, PA 19103-3007

Attn.: Richard B. Aldridge and Andrew Haupt
Email: richard.aldridge@morganlewis.com; andrew.haupt@morganlewis.com

10.10 Entire Agreement. This Agreement contains the entire understanding, whether oral or written, of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, whether oral or written, heretofore made are expressly superseded by this Agreement.

10.11 Further Assurances. The Parties shall, and shall cause their respective Affiliates to, promptly execute and deliver all documents, certificates, agreements and other writings and take all actions required to consummate, implement, effectuate, perfect, confirm or record the transactions contemplated by this Agreement.

10.12 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “PDF” signature page were an original thereof, provided that such facsimile or “PDF” signature is confirmed by an original signature.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

Prelude Therapeutics Incorporated		Incyte Corporation
By:	/s/ Kris Vaddi	By:	/s/ William Meury
Name:	Kris Vaddi, Ph.D.	Name:	William Meury
Title:	Chief Executive Officer	Title:	President and CEO

[Signature Page to Exclusive Option Agreement]

EXHIBIT A

FORM OF ASSET PURCHASE AGREEMENT

[see attached]

Exhibit A

Form of

ASSET PURCHASE AGREEMENT

by and between

PRELUDE THERAPEUTICS INCORPORATED

and

INCYTE CORPORATION

Dated as of [●]

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TABLE OF CONTENTS

-i-

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-ii-

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List of Schedules and Exhibits

Exhibit A – Assignment and Assumption and Bill of Sale Agreement

Exhibit B – Patent Assignment Agreement

Exhibit C – Assay of V617F Mutative Selective Inhibitors

Company Schedules

-iii-

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Asset PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of [●] (the “Execution Date”), is made by and between Prelude Therapeutics Incorporated, a Delaware corporation (“Prelude”), and Incyte Corporation, a Delaware corporation (“Incyte”) (each of Prelude and Incyte, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Incyte and Prelude have entered into that certain Research and Exclusive Option Agreement, dated as of November 2, 2025 (the “Option Agreement”), pursuant to which Incyte was granted an exclusive option to acquire Prelude’s entire right, title and interest in and to the Transferred Assets, and Incyte has exercised such option under the Option Agreement; and

whereas, subject to the terms hereof, Prelude desires to sell, transfer, assign, deliver and convey to Incyte, and Incyte desires to purchase, acquire and accept from Prelude, Prelude’s entire right, title and interest in and to the Transferred Assets, and Incyte has agreed to assume the Assumed Liabilities (as defined below) as of the Closing Date, and take the related actions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below unless otherwise specified herein or context requires otherwise:

“Accounting Standards” means U.S. GAAP (United States Generally Accepted Accounting Principles) or IFRS (International Financial Reporting Standards), as applicable.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” means with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For this purpose, “control” means the ownership of 50% or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

“Allocation Dispute Notice” has the meaning set forth in Section 4.9(c).

“Allocation Schedule” has the meaning set forth in Section 4.9(c).

“Assignment and Assumption and Bill of Sale Agreement” means the Assignment and Assumption and Bill of Sale Agreement between Prelude, on the one hand, and Incyte, on the other hand, in substantially the form attached hereto as Exhibit A.

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“Business” means the research, Development, Manufacture, use, Regulatory Activities, Commercialization or other exploitation of the V617F Molecules anywhere in the world.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York or Wilmington, Delaware generally are closed as a result of federal, state or local holiday.

“Change” means any change, occurrence, development, circumstance, fact or effect.

“Change of Control” means, with respect to either Party, the occurrence of any of the following after the Closing Date: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than 50% of the outstanding voting equity securities of such Party; (b) a merger, reorganization or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than 50% of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party or all or substantially all of the assets to which this Agreement relates in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”.

Notwithstanding the foregoing, (a) a sale of capital stock to new or existing investors of a Party in a private placement, in each case, solely for the purpose of a bona fide financing, and (b) changing the form or jurisdiction of organization of such Party, will not be deemed a “Change of Control” for purposes of this Agreement.

“Closing Cash Consideration” means an amount in cash equal to $100,000,000.

“Commercialize”, “Commercialization” or “Commercializing” means any activities directed toward maintaining Regulatory Approvals, obtaining and maintaining pricing or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, or selling a product (including establishing the price for such product).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Incyte, the reasonable, diligent, good-faith efforts that a prudent biopharmaceutical company of comparable size and resources would devote to achieve the specified objective, it being understood and agreed that, with respect to efforts to be expended in relation to any V617F Molecules or Products, as applicable, such efforts shall be substantially consistent with those efforts and resources commonly used by a prudent biopharmaceutical company of comparable size and resources for any other product owned by it or in relation to which it may have rights [***]. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets and will change over time, reflecting, among other things, changes in the status of the Product and the market(s) involved and shall not exclude the possibility of terminating Development or Commercialization of a particular V617F Molecule or Product.

“Confidential Information” means, with respect to a Party, any and all confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by or on behalf of one Party or any of its Affiliates to the other pursuant to this Agreement or the Confidentiality Agreements, which may include specifications, Know-How, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae,

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protocols, techniques, data, and unpublished Patent applications, whether disclosed in oral, written, graphic, or electronic form; provided that Confidential Information does not include any information that (a) is or becomes publicly available through no breach of this Agreement by the receiving Party or its Representatives; (b) was rightfully known to the receiving Party or its Representatives, without confidentiality restrictions, prior to disclosure by the disclosing Party; (c) is independently developed by the receiving Party or its Representatives without use of or reference to any Confidential Information of the disclosing Party; or (d) is rightfully obtained by the receiving Party from a Third Party who, to the receiving Party’s knowledge, is not under a duty of confidentiality with respect to such information.

“Confidentiality Agreements” means (a) the Mutual Confidential Disclosure Agreement, dated as of March 3, 2022, by and between Prelude and Incyte, as amended on February 9, 2024 and December 17, 2024, and (b) the Clean Team Agreement, dated as of March 3, 2025, by and between Prelude and Incyte, as amended on October 7, 2025 and October 8, 2025.

“Consideration” has the meaning set forth in Section 4.9(c).

“Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, but for a license granted to a Person under a claim included in the Patents under which such license is granted, the Development, Manufacture, Commercialization, importation, or other use of such product or the practice of such technology, process, or method by such Person would infringe such claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue).

“Data / Market Exclusivity” means on a Product-by-Product and country-by-country basis, the ability to exclude Third Parties from Commercializing a Product in a country conferred by a Regulatory Authority in such country, either through data exclusivity rights, orphan drug designation, or other similar rights other than through Patent rights.

“Develop” or “Development” means any and all (a) activities related to the design, discovery, generation, identification, profiling, selection, optimization, characterization, process science, formulation and manufacturing process development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates, products and components thereof, including manufacturing in support thereof, and (b) activities related to test method development and stability testing, toxicology, formulation and manufacturing process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical trials (conducted before and after Regulatory Approval), including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or expanding a Regulatory Approval. For clarity, “Develop” and “Development” shall include any submissions and activities required by applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved product.

“Development Candidate” means [***] any other V617F Molecule that has been identified and synthesized by Prelude or any of its Affiliates prior to the Option End Date (as such term is defined in the Option Agreement) and set forth on Section 1.1 of the Company Schedules, which schedule will be updated by the Parties following the Option End Date ([***]).

“Drug Approval Application” means (a) a New Drug Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312)) or (b) a Biologics License Application (as more fully described in 21 C.F.R. § 601.20 or its successor regulation),

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including all supplements, amendments, variations, extensions and renewals of any such application and any application for approval under the FDA accelerated approval program (“Accelerated Approval”).

“Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

“Excluded Assets” means any asset, property or right of any kind, nature, character or description (whether real personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that is not included within the definition of Transferred Assets, including (i) all right, title and interest in and to the corporate names and logos of Prelude and its Affiliates, (ii) the employment of any person who is an employee of Prelude or any of its Affiliates on the Closing Date, (iii) any accounts receivable relating to the Transferred Assets accrued as of or prior to the Closing Date (whether or not recorded on the books and records of Prelude or any of its Affiliates prior to the Closing Date), (iv) all cash and cash equivalents of Prelude and its Affiliates, (v) the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Prelude or its Affiliates and all employee-related or employee benefit-related files or records, (vi) all insurance policies of Prelude and its Affiliates and all rights to applicable claims and proceeds thereunder, (vii) all Tax Returns of Prelude and its Affiliates and financial statements and records (including work papers) related thereto, (viii) all rights to any Action of any nature available to or being pursued by Prelude or its Affiliates, whether arising by way of counterclaim or otherwise, except any Action Related to the Business, (ix) all websites, URLs and domain names, and (x) all permits, licenses, franchises, approvals, authorizations and consents issued by any Governmental Authority that are not Related to the Business.

“Excluded Liabilities” means any Liabilities of Prelude or any of its Affiliates other than the Assumed Liabilities, including:

(a) any Liabilities related to the Excluded Assets;

(b) any Liabilities to the extent arising from a Transferred Contract [or a Relevant Part of a Commingled Contract] that were required to be fully performed prior to the Closing Date, as applicable, or any defaults or breaches of such Transferred Contracts [or the Relevant Part of such Commingled Contracts] by Prelude or any of its Affiliates occurring prior to the Closing Date; provided that such Liabilities will exclude any amounts attributable to acts or omissions of Incyte or its Affiliates after the Closing;1

(c) any Liabilities arising out of any contract entered into by Prelude or any of its Affiliates that is [neither][not] a Transferred Contract [nor, after assignment thereof, the Relevant Part of a Commingled Contract];

(d) any Liabilities to the extent arising out of any violations of Laws by Prelude or any of its Affiliates to the extent related to the Transferred Assets or Related to the Business that occurred prior to the Closing Date (and not resulting from any post-Closing acts or omissions by Incyte or its Affiliates);

(e) any Liabilities to the extent directly resulting from any Action, regardless of when commenced or made, that relates exclusively to any Transferred Asset or the Business, but

1 Note to Draft: Subject to diligence on whether there are any Commingled Contracts executed after the Option Agreement Effective Date or was not previously provided for diligence.

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only to the extent based on actions or omissions by Prelude or any of its Affiliates prior to the Closing Date (and not resulting from any post-Closing acts or omissions by Incyte or its Affiliates);

(f) any Liabilities resulting from, arising out of or relating to the employment or engagement (or termination of same) by Prelude or any of its Affiliates of any individual, including current and former employees or any benefit plan, in each case whether on, prior to or after the Closing Date;

(g) any Liabilities resulting from, arising out of or relating to Intellectual Property Rights owned by or licensed to Prelude or any of its Affiliates which do not qualify as Transferred Assets, except any Liabilities resulting from the use of such Intellectual Property Rights by or on behalf of Incyte following the Closing;

(h) any accounts payable relating to the Transferred Assets accrued as of or prior to the Closing Date (whether or not recorded on the books and records of Prelude prior to the Closing Date);

(i) any indebtedness of Prelude or any of its Affiliates, whether or not related to the V617F Molecules; and

(j) all Liabilities related to Taxes with respect to any of the Transferred Assets, the Business or any of the Assumed Liabilities, in respect of taxable periods, or portions thereof ending on or before the Closing.

“Executive Officers” means the Chief Executive Officer of Incyte (or a senior executive officer of Incyte designated by Incyte’s Chief Executive Officer) and the Chief Executive Officer of Prelude (or a senior executive officer of Prelude or its Affiliate as designated by Prelude’s Chief Executive Officer).

“FDA” means the United States Food and Drug Administration, or any successor agency thereto or authority in the United States having substantially the same function.

“First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product in such country by Incyte or its Affiliates or Licensees to any Third Party (other than a Licensee).

[***]

“Fraud” means, with respect to a Party, actual and intentional common law fraud as defined under Delaware law on the part of such Person, as determined by a court of competent jurisdiction. For the avoidance of doubt, “Fraud” shall not include any claim based on constructive knowledge, recklessness, negligent misrepresentation or any similar theory, any extra-contractual statement, projection, estimate or forecast, or any omission, or any reliance other than on the express representations and warranties set forth in this Agreement.

“Generic Competition” means, with respect to a Product in any country, that [***].

“Generic Product” means, on a Product-by-Product and country-by-country basis, a product that (a) contains the same or substantially the same V617F Molecule(s) as such Product, (b) is approved for use in such country by the applicable Regulatory Authority based in whole or in part on the data filed to support

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Regulatory Approval of the Product, whether approved under an NDA, an ANDA, an application under Section 505(b)(2) of the FD&C Act, or any equivalent thereof, or otherwise by a Regulatory Authority and (c) is sold in the same country as such Product by any Third Party that is not Incyte, its Affiliates, or their sublicensees and that did not purchase such product in a chain of distribution that included Incyte or any of its Affiliates or their sublicensees.

“Governmental Authority” means any multinational, supra-national, federal, state, local, municipal or other governmental authority of any nature (including any Regulatory Authority and any governmental association, division, prefecture, subdivision, department, agency, bureau, branch, office, commission, committee, council, court or other tribunal, such as statutory health insurance funds and their associations), in each case having jurisdiction over the applicable subject matter.

[“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.]

“IND” means an Investigational New Drug Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312)), or, in the event that, at Incyte’s sole option, Incyte decides to submit any other investigational new drug application, clinical trial authorization, or similar application, submission, or a clinical trial exemption to the applicable Regulatory Authority of any country or jurisdiction outside of the U.S., such application, submission or exception, in each case, which must be approved, cleared or authorized by the applicable Regulatory Authority to commence or conduct any Trial of a pharmaceutical or biological product in humans in such jurisdiction, and all supplements and amendments to any of the foregoing.

“Indication” means with respect to a Product, a separate and distinct disease or medical condition that such Product is intended to treat, cure, mitigate, control, prevent, diagnose, monitor or ameliorate (e.g., breast cancer and non-small cell lung cancer are distinct diseases).

“Intellectual Property Rights” means all intellectual property and industrial property rights of every kind and description throughout the world, including all (i) Patents, (ii) Know-How, (iii) trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, internet domain names, social media designations and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing, and (iv) copyrights and copyrightable subject matter, including any applications and registrations for the foregoing.

“Know-How” means any information, ideas, data, inventions, works of authorship, database rights, trade secrets, technology, practices, techniques, procedures, knowledge, skill, experience or materials, including formulations, molecules, assays, reagents, compounds, biologic molecules, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all regulatory documentation, but excluding any such information or materials publicly disclosed in Patents.

“Law” shall mean any federal, state, regional, county and local law, statute, ordinance, legally binding rule, directive or regulation, code, judgment, constitution, principle of common law, edict, treaty, ruling or directive or similar regulation of general applicability of (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality, (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign and

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(iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or tax authority or power of any nature.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Licensee” means a Third Party to whom Incyte (or its Affiliate) has granted a license, sublicense or other rights, specifically excluding distributors and excluding contract manufacturing organizations with a right to Manufacture on behalf of a Party (or its Affiliate or its (sub)licensee) only.

“Losses” means any actual out-of-pocket damages, losses, payments, Liabilities, deficiencies, assessments, interest, penalties, fees, costs (including reasonable and documented out-of-pocket costs of investigation and defense), amounts paid in settlement and expenses (including reasonable and documented attorneys’ fees and expenses).

“Manufacturing” or “Manufacture” means all activities related to the manufacturing of any molecule or product, or a combination or comparator product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and lot release testing, release, certification, filling, labelling and packaging, quality assurance activities related to such aforementioned manufacturing as well as handling and storage of any such molecule, product or ingredient.

“Material Adverse Effect” means any Change that, individually or taken together with any other Changes is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, Liabilities (contingent or otherwise), business operations or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a) Changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the U.S.;

(b) Changes that are the result of factors generally affecting the biopharmaceutical industry;

(c) Changes in applicable accounting standards, including GAAP, or in any Law of general applicability or the interpretation or enforcement thereof, in each case, after the Execution Date;

(d) any Change resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, whether or not caused by any Person (other than Prelude or any of its Affiliates or Representatives);

(e) any actions taken by Prelude at Incyte’s written request after the Execution Date;

(f) earthquakes, hurricanes, pandemics (including COVID-19), epidemics, natural disasters or any other force majeure event, whether or not caused by any Person or any national or international calamity or crisis;

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(g) failure to meet projections, estimates, plans or forecasts;

(h) Changes that arise out of or are attributable to the negotiation, execution, announcement or pendency of the transactions contemplated hereby (including the fact that the prospective owner of the Transferred Assets is Incyte);

(i) any labor strikes, labor stoppages or loss of employees; and

(j) currency or interest rate fluctuations;

provided, further, that, with respect to clauses (a), (b), (c) and (d) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring or has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Business relative to other businesses operating in the geographic markets or industries in which the Business operates.

“Net Sales” means, with respect to any Product, gross amount invoiced by Incyte or its Affiliates, and its and their Licensees, of such Product sold to Third Parties (including a customer, distributor, wholesaler or end user) (the “Sold Product”) less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as calculated in accordance with GAAP, applied on a consistent basis:

(a) [***].

In the case of any sale or other disposal of the Sold Product between or among Incyte and its Affiliates, and Licensees for resale, Net Sales shall be deemed to occur and shall be calculated as above only after the First Commercial Sale of such Product.

In the case of any sale that is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all the revenue recognition criteria under the applicable Accounting Standards are met.

In the case of any sale or other disposal for value, such as barter or counter-trade, of Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal, as determined in accordance with Incyte’s applicable accounting standards.

In the event the Product is sold in a finished dosage form containing the Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined:

(a) if the Product and other active ingredients contained in the Combination Product are each sold separately in finished form, by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, [***];

(b) if the Product contained in the Combination Product is sold separately in finished form but the other active ingredients are not sold separately in finished form, by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, [***]; and

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(c) [***].

“Net Sales Payment Bearing Patent” means any [***].

“Non-Fundamental Representation” means any representation or warranty set forth in Section 3.1, other than the representations and warranties set forth in Section 3.1(a), Section 3.1(b) and Section 3.1(i).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ, whether temporary, preliminary or permanent, of any arbitrator, mediator or Governmental Authority.

“Outside Date” means [●].2

“Patent” means all patents and patent applications in any country in the world, including any continuations, continuations-in-part, divisionals, non-provisionals, provisionals, any international application under the Patent Cooperation Treaty, regional application, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any Patent Term Extension or supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts or equivalents of any of the foregoing anywhere in the world.

“Patent Assignment Agreement” means the Patent Assignment Agreement between Prelude, on the one hand, and Incyte, on the other hand, in substantially the form attached hereto as Exhibit B.3

“Patent Term Extension” means any patent term extension, adjustment or restoration or supplementary protection certificate anywhere in the world.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes that are not due and payable, and (ii) in the case of any contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such contract.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust, Governmental Authority or other entity.

“Phase I Study” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (as amended or any replacement thereof or the non-United States equivalent thereof).

“Phase Ib/II Study” means a clinical study of a pharmaceutical product in human subjects that (a) follows completion of a monotherapy dose escalation portion of a Phase I Study and (b) is designed to (i) further evaluate safety, tolerability, pharmacokinetics, and pharmacodynamics of one or more dose levels and/or regimens of such product, as more fully defined in 21 C.F.R. Section 312.21(a) (as amended or any

2 Note to Draft: To be the date that is three months following the Execution Date of this Agreement.

3 Note to Draft: If there are any other registered Intellectual Property Rights, Parties will enter into a similar assignment agreement.

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replacement thereof or the non-United States equivalent thereof) and (ii) obtain preliminary evidence of efficacy in patients with the target indication.

“Post-Option Exercise Patent” has the meaning set forth in the Option Agreement.

“Post-Option Exercise V617F Program Activities” has the meaning set forth in the Option Agreement.

“Price Reduction Subject Product” means a product that has been designated as a “selected drug” and made subject to a “maximum fair price” pursuant to the Inflation Reduction Act or any other price control, negotiation or reduction mechanism imposed by a Governmental Authority, including “most favored nation” pricing requirements, executive orders or regulations mandating price parity with foreign markets, mandatory rebates, discounts or pricing caps imposed by a Governmental Authority, or any successor legislation or policy initiative that imposes government-mandated pricing constraints on such product, whether implemented through statute, regulation, executive action or administrative policy.

“Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority or a private payer establishing the final net price and reimbursement for a Product for sale in a given country or regulatory jurisdiction, in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of a Product in such country or regulatory jurisdiction.

“Product” means any product, whether alone or together with other active ingredients, in any dosage strength, form or formulation and for any mode of administration, that contains one or more of [***].

“Registrational Trial” means, with respect to a Product, either: (a) a Trial of such Product in humans that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or (b) any other Trial of a Product on a sufficient number of subjects that: (A) is designed to establish that such Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support filing of a Drug Approval Application of such Product, or a similar clinical study prescribed by the applicable Regulatory Authority; and (B) is a registration trial that would be sufficient for filing of a Drug Approval Application for such Product, as evidenced by: (x) a written agreement with or written statement from the applicable Regulatory Authority on a special protocol assessment or its equivalent, or (y) other written minutes or other Regulatory Materials issued by the applicable Regulatory Authority for such registration trial.

“Regulatory Activities” means activities by or on behalf of the Parties or their Affiliates (or their (sub)licensee(s) or subcontractor(s)) with respect to (a) preparation, filing, obtaining and maintaining Regulatory Approvals, (b) preparation of Regulatory Materials and (c) calls and meetings with Regulatory Authorities, all with respect to the V617F Molecules.

“Regulatory Approvals” means all approvals, licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other Governmental Authority that are necessary for the marketing and sale of a product in a country or group of countries, except for Pricing Approvals.

“Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country (including state and local) with authority over the testing, Manufacture, use,

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storage, disposal, importation, promotion, marketing, pricing or sale of a pharmaceutical or biologic product in such country.

“Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with obtaining or maintaining all Regulatory Approvals and Pricing Approval for the Product in the entire world (including relevant parts of any applicable Drug Master Files, Chemistry, Manufacturing and Control data, Common Technical Document or similar documentation).

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations or other filings submitted to, made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain and maintain Regulatory Approvals, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include materials relating to pre-IND meetings, INDs, pre-Marketing Authorization Application, Marketing Authorization Applications, presentations, responses, and applications for other Regulatory Approvals.

“Related Patents” means, with respect to a specified Patent, all Patents in any country of the world claiming priority to, sharing priority with, or from which priority is claimed by, such specified Patent, together with any and all U.S. and foreign counterparts thereof.

“Related to the Business” means exclusively related to, or used exclusively in connection with, the Business as conducted by Prelude and its Affiliates immediately prior to the Closing.

“Representative” of a Person means any Affiliate, officer, director, manager, employee, stockholder, member or equityholder of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

[***].

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax” means any tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, windfall profits tax, capital tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, severance tax, social security tax or other similar contribution, disability tax or other similar contribution, occupancy tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, documentary tax, premium tax, sales tax, use tax, service tax, property tax, business tax, capital stock tax, withholding tax, backup tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty), or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Authority, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate, application for refund or other document or information filed

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or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transaction Documents” means this Agreement, the Assignment and Assumption and Bill of Sale Agreement, the Patent Assignment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Trial” means any clinical study or clinical trial (including interventional clinical trials) in which a Product is administered or otherwise evaluated in humans or any non-interventional, retrospective or observational studies related to any Product.

“U.S. Approval” means, with respect to a Product, the approval of a Drug Approval Application for such Product by the FDA, including any Accelerated Approval.

“V617F Molecules” means all V617F Mutative Selective Inhibitors that are owned and controlled by Prelude or its Subsidiaries as of the Execution Date [***].

“V617F Mutative Selective Inhibitors” means any molecules that bind the JAK2 pseudokinase domain (JH2) [***].

“Valid Claim” means, with respect to a particular country, a claim of (a) a Patent that is issued and unexpired and has not been (i) held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, from which decision is unappealable or unappealed within the time allowed for appeal, or (ii) cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling and that has not been pending for more than [***].

Other Definitions	Section References
AAA	Section 8.8(b)
Acquisition	Section 2.7(c)
Agreement	Preamble
Assumed Liabilities	Section 2.2
Audit Team	Section 2.6(f)(ii)
Closing	Section 2.4
Closing Date	Section 2.4
Commingled Contract	Section 4.8
Company Schedules	Section 3.1
Competing Project	Section 2.7(b)
Contingent Payments	Section 2.6(b)(i)
Development Data	Section 2.1(e)
Dispute	Section 8.8(a)
Effective Time	Section 2.4
Evaluation Material	Section 3.1(l)
Exclusivity Period	Section 2.7(a)
Execution Date	Preamble

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Other Definitions	Section References
[***] Milestone	Section 2.6(a)(i)
[***] Registrational Trial Milestone	Section 2.6(a)(iii)
[***] Trial	Section 2.6(e)(ii)
[***] U.S. Approval Milestone	Section 2.6(a)(v)
Incyte	Preamble
Incyte Indemnified Party	Section 7.2
Indemnified Party	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Knowledge of Prelude	Section 3.1(f)
Milestone	Section 2.6(a)
Milestone Deduction Cap	Section 2.6(c)(i)
Milestone Payment	Section 2.6(a)
Net Sales Payment	Section 2.6(b)(i)
Net Sales Statement	Section 2.6(b)(ii)
Net Sales Term	Section 2.6(b)(i)
New Contract	Section 4.8
Nonassigned Asset	Section 4.7
Option Agreement	Recitals
Parties	Preamble
Party	Preamble
Payee	Section 4.9(a)
Payer	Section 4.9(a)
Prelude	Preamble
Prelude Blocking Patent	Section 4.10
Prelude Indemnified Party	Section 7.3
Price Reduction Quarter	Section 2.6(c)(iii)
Product Transfer	Section 2.6(i)
Records	Section 4.6
Registrational Trial Milestone	Section 2.6(a)(iii)
Relevant Part	Section 4.8
Rules	Section 8.8(b)
[***]	Section 2.6(a)(iv)
[***]	Section 2.6(a)(iii)
Segregate	Section 2.7(b)
Third Party Claim	Section 7.5(b)
Third Party Transferee	Section 2.6(i)
Transfer Taxes	Section 4.9(b)
Transferred Assets	Section 2.1
Transferred Contracts	Section 2.1(a)
Transferred Know-How	Section 2.1(b)
Transferred Patents	Section 2.1(c)
Transition Period	Section 2.6(e)(iii)
U.S. Approval Milestone	Section 2.6(a)(iv)

Section 1.2 Interpretation; Construction.

(a) Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise

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indicated. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Laws include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(d) Any contract, agreement or instrument referred to herein means such contract, agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f) The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
Purchase and Sale; Closing; Deliveries

Section 2.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, Prelude shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Incyte, and Incyte shall purchase, acquire and accept from Prelude, Prelude’s and its Affiliates’ entire right, title and interest in and to the following assets, properties and rights of Prelude and its Affiliates that are Related to the Business (in each case to the extent that such assets, properties and rights exist as of

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the Closing Date), excluding the Excluded Assets (collectively, the “Transferred Assets”), free and clear of any and all Encumbrances, other than Permitted Encumbrances:

(a) all contracts and agreements with Third Parties that are in effect, and to which Prelude or any of its Affiliates is a party, as of the Closing Date that are Related to the Business, including those set forth in Section 2.1(a) of the Company Schedules (collectively, the “Transferred Contracts”);

(b) all right, title and interest in and to Know-How Related to the Business, including those set forth in Section 2.1(b) of the Company Schedules, together with the assay and related Know-How described in Exhibit C (collectively, the “Transferred Know-How”), and including all rights to sue for past, present, or future infringement or other violation, and to retain any damages and profits due or accrued for any such past, present or future infringement or other violation of such Transferred Know-How;

(c) all right, title and interest in and to the Patents that are Related to the Business, including those set forth in Section 2.1(c) of the Company Schedules and all Related Patents (collectively, the “Transferred Patents”), including all rights of priority and renewals, all rights to sue for past, present, or future infringement or other violation, and to retain any damages and profits due or accrued for any such past, present or future infringement or other violation of such Transferred Patents;

(d) all prosecution history files, inventor notes, assignments, lab notebooks, discovery notes and other documents and files that are Related to the Business or otherwise pertaining to the Transferred Patents or Transferred Know-How and in Prelude’s or its Affiliates’ possession, ownership or control;

(e) to the extent permitted by Law, all development data (including all raw clinical data, SAS datasets, Trial master files, Regulatory Data and regulatory correspondence and minutes of meetings with Governmental Authorities), to the extent Related to the Business and in Prelude’s or its Affiliates’ possession or control (“Development Data”);

(f) to the extent permitted by Law, any correspondence with the FDA, EMA or other Governmental Authority in Prelude or any of its Affiliates’ possession or control to the extent Related to the Business;

(g) all clinical inventory and clinical samples in Prelude’s or Affiliates’ control used in or derived from a Trial (including all patient tissue, blood samples and relevant analyses) conducted by Prelude or its Affiliate to the extent Related to the Business; and

(h) all Actions available to or being pursued by Prelude or any of its Affiliates to the extent Related to the Business or the ownership, use, function or value of any Transferred Asset.

Section 2.2 Assumed Liabilities; Excluded Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Incyte shall assume, satisfy, perform, pay, discharge and otherwise be responsible for any and all Liabilities obligations, commitments and undertakings of Prelude and its Affiliates of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, due or to become due, and whether arising, existing or asserted before or after the Closing, to the extent pertaining to, arising from or related to the Transferred Assets or Business solely to the extent arising out of or relating to Incyte’s ownership or operation of the Transferred Assets or the Business on or after the Closing (including any such Liabilities arising out of or relating to the research, Development, Manufacture, Commercialization or other exploitation of any Product by or on behalf of Incyte (or any of its Affiliates)) and, in the case of Transferred Assets that are Transferred Contracts, to the extent such Liabilities do not exclusively relate to any failure to perform, improper performance, warranty or other

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breach, default or violation by Prelude or any of its Affiliates on or prior to the Closing (the “Assumed Liabilities”). Except to the extent (a) expressly included in the Assumed Liabilities or (b) to be paid, assumed or otherwise borne by Incyte in accordance with the terms of this Agreement, Incyte will not assume or be responsible or liable for any Excluded Liabilities. Prelude, without any further responsibility or liability of, or recourse to, Incyte, or any of Incyte’s directors, shareholders, officers, employees, agents, consultants, Representatives, Affiliates, successors or assigns, absolutely and irrevocably assumes and agrees to be solely liable and responsible for the Excluded Liabilities.

Section 2.3 Consideration. In consideration of the sale, conveyance, delivery, transfer and assignment of the Transferred Assets to Incyte and Incyte’s assumption of Assumed Liabilities and Prelude’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof, Incyte shall pay, or cause to be paid, to Prelude, in cash by wire transfer of immediately available funds to the account or accounts specified by Prelude to Incyte at least one Business Day prior to the anticipated Closing Date, the Closing Cash Consideration.

Section 2.4 Time and Place of Closing. The closing of the purchase and sale of the Transferred Assets and assumption of the Assumed Liabilities under this Agreement (the “Closing”) shall take place by remote communications and by the exchange of signatures by electronic transmission (including DocuSign) [on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions)][on the date hereof]4, or at such other place (or by means of remote communication) and date as the Parties may agree in writing (the actual date of the Closing, the “Closing Date”). The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 2.5 Deliveries at Closing.

(a) By Prelude. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Prelude shall deliver or cause to be delivered to Incyte:

(i) counterparts of each Transaction Document to which Prelude is a party, in each case, duly executed by Prelude;

(ii) a duly executed I.R.S. Form W-9; and

(iii) the certificate contemplated by Section 5.2(c).

(b) By Incyte. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Incyte shall deliver or cause to be delivered to Prelude:

(i) the Closing Cash Consideration by wire transfer of immediately available funds;

(ii) counterparts of each Transaction Document to which Incyte is a party, in each case, duly executed by Incyte; and

4 Note to Draft: To be updated prior to the execution of this Agreement based on Incyte’s determination of whether an HSR filing is necessary pursuant to Section 5.1(c) of the Option Agreement.

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(iii) the certificate contemplated by Section 5.3(c).

Section 2.6 Contingent Consideration; Diligence.

(a) Milestone Payments. As additional consideration for the transactions contemplated hereby, solely upon the achievement of the corresponding milestone event set forth in each subsection of this Section 2.6(a) (each of the [***] Milestone, the two Registrational Trial Milestones and the two U.S. Approval Milestones, a “Milestone”), Incyte shall, subject to the terms of this Section 2.6, pay or cause to be paid to Prelude in cash the amount specified below (each such payment, a “Milestone Payment”), which Milestone Payment shall be non-creditable and non-refundable:

(i) upon the first dosing of the [***] patient [***] within an Indication in a Phase Ib/II Study [***] any Product that contains [***], $100,000,000 [***];

(ii) upon the first dosing of the [***] subject in the first Registrational Trial in the U.S. of any Product that contains [***] contain [***], $75,000,000 [***];

(iii) upon the first dosing of the [***] subject in the first Registrational Trial in the U.S. of any Product that contains [***], $100,000,000 [***];

(iv) upon the first U.S. Approval for any Product that contains [***], $175,000,000 [***];

(v) upon the first U.S. Approval for any Product that contains [***], $325,000,000 [***].

Incyte shall promptly deliver, or cause to be delivered, written notice to Prelude of the achievement of any Milestone (but in any event no later than five Business Days after the occurrence thereof), and, within 30 days of the delivery of such notice, Incyte shall deliver, or cause to be delivered, the applicable Milestone Payment to Prelude by wire transfer of immediately available funds to such bank account as may be designated in writing by Prelude. For clarity, in no event shall any Milestone Payment be made more than once and in no event shall any Milestone Payment be made for more than one Product; provided that, for the avoidance of doubt, in no event shall Incyte pay more than $175,000,000 in the aggregate for achievement of the Registrational Trial Milestones or more than $500,000,000 in the aggregate for achievement of the U.S. Approval Milestones. For the avoidance of doubt, [***].

If [***] subsequently achieves the Registrational Trial Milestone, then [***] shall be deemed achieved and Incyte shall, subject to the terms of this Section 2.6, pay or cause to be paid to Prelude the Milestone Payment corresponding to [***].

If [***] subsequently receives U.S. Approval, then [***] shall be deemed achieved and Incyte shall, subject to the terms of this Section 2.6, pay or cause to be paid to Prelude the Milestone Payment corresponding to [***].

If [***] subsequently receives U.S. Approval, then [***] shall be deemed achieved and Incyte shall, subject to the terms of this Section 2.6, pay or cause to be paid to Prelude the Milestone Payment corresponding to [***].

(b) Net Sales Payments.

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(i) As additional consideration for the transactions contemplated hereby, on a Product-by-Product and country-by-country basis, with respect to the Net Sales of a particular Product in a country until the latest of: (a) [***] years after the First Commercial Sale of such Product in such country, (b) the expiration of the last to expire of [***] and (c) the expiration [***] (the “Net Sales Term”), Incyte shall, subject to the terms of this Section 2.6, pay or cause to be paid to Prelude, for each calendar quarter during the Net Sales Term, (x) for any Product that contains [***], an amount in cash equal to [***] percent of Net Sales of such Product in such country based on the Net Sales of such Product in such country in such calendar quarter and (y) for any Product that contains [***], an amount in cash equal to [***] percent of Net Sales of such Product in such country based on the Net Sales of such Product in such country in such calendar quarter (each such payment in clause (x) or (y), a “Net Sales Payment” and collectively with the Milestone Payments, the “Contingent Payments”). For the avoidance of doubt, (A) with respect to any Product, in no event shall any Net Sales Payment be made more than once, and in no event shall more than one royalty rate apply to the same Product, and (B) if a Product contains [***], such Product shall be only subject to a single royalty rate of [***] percent of Net Sales.

(ii) Within 45 days following the end of each calendar quarter, Incyte shall prepare and deliver to Prelude a written report with respect to such calendar quarter with sufficient detail to permit the confirmation of the accuracy of any Net Sales Payments made in such calendar quarter, including, on a Product-by-Product and country-by-country basis: (A) the amount of gross sales and Net Sales (in U.S. Dollars); (B) the number and category of Products; (C) the Net Sales Payment (in U.S. Dollars); and (D) the exchange rate used to calculate the Net Sales Payment (a “Net Sales Statement”). The Parties acknowledge and agree that each Net Sales Statement, and the component items and calculations therein, shall be prepared in a manner consistent with the terms of this Agreement. Incyte shall pay, or cause to be paid, to Prelude all Net Sales Payments due under this Agreement with respect to a calendar quarter within 45 days after the end of each calendar quarter.

(c) Contingent Payment Adjustments. The following adjustments will be made, on a Product-by-Product and country-by-country basis, to the Contingent Payments:

(i) Third Party Rights. If Incyte [***] to obtain a license under any Patents of a Third Party that would be infringed by the making, having made, using, selling, offering for sale or importing by Incyte of a Product in a given country, then Incyte shall have the right to obtain a license by negotiating and executing a license agreement with such Third Party to Manufacture, Develop or Commercialize such Product in such country. If Incyte seeks and obtains a license after the Closing [***] and Incyte [***] under the license agreement in any calendar quarter from and after the Closing with such Third Party in order to obtain such license, then Incyte will have the right to deduct [***] actually paid by Incyte under such license agreement with such Third Party in such calendar quarter that result from the sale such Product (or any Development Candidate contained therein, but not any other component therein) by or on behalf of Incyte in such country, in each case to the extent reasonably apportioned to such Product; provided that in no event will any such Net Sales Payments be reduced on account of such deduction by more than [***]% of the Net Sales Payment otherwise due with respect to such Product and country in such calendar quarter.

(ii) Generic Entry. Further, in the event that Generic Competition exists with respect to a given Product in a given country, the Net Sales Payments owed with respect to such Product in such country will be reduced by [***]% beginning from [***] and for so long as [***].

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(iii) Price Reduction Subject Products. Further, in the event that a Product becomes a Price Reduction Subject Product in a country, beginning from the calendar quarter immediately after (i) the date on which the price of the Product in such country first becomes reduced with or without drug price negotiation as a result of such Product becoming a Price Reduction Subject Product in such country, or (ii) if, as applicable, drug price negotiation fails to reach agreement or no drug price negotiation occurs, the date on which an excise tax is levied on the sale of such Product (the calendar quarter during which such price reduction first occurred or such excise tax first levied, as applicable, the “Price Reduction Quarter”), the Net Sales Payments owed in such country for such Product will be reduced to [***]. Notwithstanding the foregoing, in the event that, following a policy change of a Governmental Authority in such country, the average quarterly Net Sales of such Product in such country during [***], then, effective as of [***], such Product shall no longer be deemed a Price Reduction Subject Product, and the royalty reductions set forth in this Section shall cease to apply. For the avoidance of doubt, this does not preclude the same Product from being reclassified as a Price Reduction Subject Product at a later time, should the conditions set forth in this Section be met again.

(iv) Valid Claim Stepdown. For any portion of a given calendar quarter that such Product is not Covered by a Valid Claim of a Net Sales Payment Bearing Patent in such country, any Net Sales Payments owed with respect to such Product in such country solely in such portion of such calendar quarter shall be reduced by [***]% for as long as no such Valid Claim exists.

(v) Cumulative Reduction Floor. In no event (without prejudice to the remedies and limitations contained in Article VII) will the aggregate Net Sales Payments due to Prelude with respect to any calendar quarter during the Net Sales Term for a given Product in a given country be reduced under this Section 2.6 by more than [***]% of the amount that otherwise would have been due and payable to Prelude with respect to such calendar quarter for such Product under Section 2.6. Credits for reductions to Net Sales Payments pursuant to Section 2.6(c)(i) not exhausted in any calendar quarter as a result of the foregoing restriction in this Section 2.6(c)(v) may carried into future calendar quarters and applied in accordance with Section 2.6(c)(i) with respect to such Product in such country until the earlier of (A) such excess amounts having been deducted in full or (B) the end of the applicable Net Sales Term, but subject in all cases to this Section 2.6(c)(v).

(d) Transferability. The right of Prelude to receive the Contingent Payments (i) is solely a contractual right and will not be evidenced by a certificate or other instrument, (ii) does not represent any equity or ownership interest in Incyte or any of its Affiliates and (iii) may not be sold, assigned, transferred, distributed, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except (A) to any Affiliate, (B) by operation of Law or to any successor in interest to all or substantially all of Prelude’s business or assets (including by merger, consolidation, reorganization, sale of equity or assets, or by operation of law), (C) to any financing source or collateral agent as collateral security (with customary enforcement rights), or (D) with Incyte’s prior written consent not to be unreasonably withheld, conditioned or delayed.

(e) Information Transfer; Program Handoff.

(i) As promptly as practicable but within thirty (30) days after the Closing Date, the Parties shall in good faith agree upon a transition plan. From the Closing Date, subject to the continued conduct of any Post-Option Exercise V617F Program Activities pursuant to the Option Agreement, Prelude shall, at Incyte’s cost, effect a transition to Incyte of any Transferred Know-How with respect to V617F Molecules pursuant to the transition plan and cooperate with Incyte in

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such transition and provide any technical assistance to effectuate such transfer as reasonably and appropriately requested by Incyte.

(ii) The Parties acknowledge that prior to the Closing Date, Prelude may have, at its sole discretion, conducted additional Development with respect to [***]. Incyte shall reimburse Prelude for the reasonable and appropriately documented out-of-pocket costs incurred by Prelude in connection with such trial closeout, transfer and handoff activities. In furtherance of the transition plan, the Parties may be required to execute quality agreements and other documentation with applicable contract development and manufacturing organizations to effect the transfer of the clinical supply [***].

(iii) As of the Closing Date, and solely for the term of the transition contemplated in this Section 2.6(e) (the “Transition Period”), Incyte hereby grants to Prelude and its Affiliates a non-exclusive, non-sublicensable, non-transferable limited license under any Intellectual Property Right that is a Transferred Asset to conduct the transition as set forth in this Section 2.6(e). The foregoing license shall automatically terminate at the end of the Transition Period.

(f) Audits.

(i) Incyte shall keep complete, true and accurate books of account and records which relate to the V617F Molecules and Products (including complete and accurate records of Net Sales, setting forth the gross invoiced amounts from sales of the Products and amounts deducted by category from gross invoiced amounts in reasonable detail) and all other data necessary for the purpose of determining the amounts payable under this Section 2.6.

(ii) Prelude may, upon request and at its expense (except as provided for herein), cause one of the “Big Four” accounting firms (Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers) selected by it (except one to whom Incyte has a reasonable objection based on the independence of the accounting firm) (the “Audit Team”) to audit during ordinary business hours the books and records of Incyte and the correctness of any payment made or required to be made to Prelude, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement, including with respect to the Net Sales Statements set forth in Section 2.6(b). Prior to commencing its work pursuant to this agreement, the Audit Team shall enter into an appropriate confidentiality agreement with Incyte.

(iii) In respect of each audit of the Incyte’s books and records: (i) Incyte may be audited only once per year, (ii) no records for any given year for Incyte may be audited more than once; provided that Incyte’s records shall still be made available if such records impact another financial year which is being audited and (iii) Prelude shall only be entitled to audit books and records of Incyte from the three calendar years prior to the calendar year in which the audit request is made.

(iv) In order to initiate an audit for a particular calendar year, Prelude shall provide written notice to Incyte of one or more proposed dates of the audit not less than 60 days prior to the first proposed date. Incyte will reasonably accommodate the scheduling of such audit. Incyte shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(v) The audit report and basis for any determination by an Audit Team shall be made available first for review and comment by Incyte, and Incyte shall have the right, at its expense, to request a further determination by such Audit Team as to matters which Incyte disputes (to be

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completed no more than 30 days after the first determination is provided to Incyte and to be limited to the disputed matters). If the Parties disagree as to such further determination, Prelude and Incyte shall mutually select one of the “Big Four” accounting firms (Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers) that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties. Such accountants shall not disclose to Prelude any information relating to the business of Incyte except that which should properly have been contained in any report required hereunder or otherwise required to be disclosed to such Party to the extent necessary to verify the payments required to be made pursuant to the terms of this Agreement.

(vi) If an audit shows any under-reporting, underpayment or overpayment by Incyte, that under-reporting, underpayment or overpayment shall be reported to Prelude, and Incyte shall remit such underpayment to Prelude within 45 days after receiving the audit report, and any overpayment shall be credited against Incyte’s next payment(s) due under this Agreement. Further, if the audit for an annual period shows an under-reporting or underpayment by Incyte for that period in excess of five percent of the amounts properly determined, Incyte shall reimburse Prelude for its audit fees and reasonable out-of-pocket costs in connection with such audit, which reimbursement shall be made within 45 days after receiving appropriate invoices and other supporting documentation for such audit-related costs.

(g) Diligence Obligations; Post-Closing Operations.

(i) From and after the Closing Date, Incyte shall, and shall cause its Affiliates and its and their respective Licensees to, use Commercially Reasonable Efforts to Develop, seek and obtain U.S. Approval for at least one Product (which, for the avoidance of doubt, is not required to be a Product containing any specific Development Candidate). For the avoidance of doubt, provided that Incyte is otherwise in compliance with the forgoing diligence obligation, Incyte shall have no obligation to use Commercially Reasonable Efforts to Develop or Commercialize any Product containing the [***], but may determine to progress a Product containing the [***].

(ii) From and after the Closing Date, Incyte shall, as between the Parties, be solely responsible for, and shall bear all costs and expenses associated with, all other Development, regulatory, Manufacturing and Commercialization activities for the V617F Molecules and Products.

(iii) After the Closing, but subject to and without limiting the express obligations of Incyte under Section 2.6(g)(i), Incyte shall be entitled to conduct the Business in a manner that is in the best interests of it and its stockholders and shall have full control and sole discretion over all matters relating to the V617F Molecules and Products, and the operation of the Business; provided that Incyte shall not, and shall cause each of its Subsidiaries and Affiliates not to, directly or indirectly, take any action or omit to take any action where the primary purpose of such action or omission is to avoid achievement of any Milestone. Without limiting any express obligation of Incyte pursuant to Section 2.6(g)(i), following the Closing Date, Incyte is under no obligation (including through its use of Commercially Reasonable Efforts) to operate the Business to maximize the Contingent Payments or, if another Development Candidate is subject to appropriate Development and Commercialization activities, to further Develop or Commercialize any Product containing the First Development Candidate; provided that Incyte is otherwise in compliance with the diligence obligation in Section 2.6(g)(i). The Parties further acknowledge and agree that, despite the use by Incyte of its Commercially Reasonable Efforts in accordance with Section 2.6(g)(i), there is no assurance that any Contingent Payments will be realized by Prelude and that

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neither Incyte nor any Affiliate or Representative thereof has promised or projected any specific amount. None of Incyte, its Affiliates or any of their respective Representatives owes any fiduciary duty to the Prelude with respect to the Contingent Payments. Further, the Parties acknowledge that Incyte’s sole obligations with respect to any potential Contingent Payments are expressly set forth in this Section 2.6, and Incyte hereby disclaims (and Prelude hereby waives and acknowledges and agrees to such disclaimer) any obligation to take any other action, or fail to take action, with respect to the Business or the Products or any other implied covenants or obligations with respect to such Contingent Payments. Prelude agrees and acknowledges that Incyte and its Affiliates may currently or in the future research, Develop or Commercialize products that are competitive with the V617F Molecules or Products and that nothing in this Agreement shall restrict Incyte and its Affiliates from researching, Developing, acquiring or Commercializing any such products that may be competitive with any of the V617F Molecules or Products or from making any decisions with respect to such products that may adversely affect the value of the Contingent Payments. Notwithstanding anything else in this Agreement, Incyte and its Affiliates shall have no obligation to Develop or Commercialize any molecule or compound that inhibits the activity of the JAK2 tyrosine kinase Domain (JH1) [***].

(h) Progress Reports. Following the Closing and until the earliest of (i) the date on which all Milestones have been achieved and (ii) such date as Incyte and Prelude otherwise mutually agree, Incyte shall provide Prelude, within 30 days following the end of (A) the second quarter of each calendar year and (B) each calendar year, with an semi-annual written report of the material Development work and other efforts of Incyte, its Affiliates and its and their Licensees (since the previous written report) to achieve the Milestones and its and their progress with respect thereto, as well as any progress regarding the Development and Regulatory Approval of any V617F Molecule or Product, in reasonable detail, including Trials, other testing work and regulatory activity, and the status of all INDs and Drug Approval Applications (and other applications for Regulatory Approval) for Products.

(i) Sale Transaction. Notwithstanding any other provision herein to the contrary, from the Effective Time until the end of the Net Sales Term, if Incyte or its Affiliates or permitted assignees divests or transfers all or substantially all of the Intellectual Property Rights and other rights held by Incyte or any of its Affiliates or permitted assignees in respect of the Development or Commercialization of the V617F Molecules or Products, as applicable, to any Person other than any of their respective Affiliates (any such Person, a “Third Party Transferee”), whether by merger, consolidation, asset acquisition, joint venture, exclusive license or otherwise (any such transaction, a “Product Transfer”), Incyte will cause the Third Party Transferee to assume and succeed to the obligations of Incyte set forth in this Section 2.6, including the obligations of such Third Party Transferee to use Commercially Reasonable Efforts in accordance with the terms hereof (provided, that, in such case, all references to “Incyte” in the definition of Commercially Reasonable Efforts shall refer instead to such Third Party Transferee). Incyte will not consummate any Product Transfer unless the Third Party Transferee is an entity that [***] or otherwise with Prelude’s prior consent. Incyte will provide Prelude with not less than 30 days prior written notice of the proposed Product Transfer, including the identity of the Third Party Transferee and to the extent such Third Party Transferee is not publicly listed, the relevant net worth qualifications and technical, regulatory and commercial capabilities of such Third Party Transferee. No Product Transfer will (i) amend, waive, delay, condition, reduce or otherwise impair any Contingent Payment or rights of Prelude under this Agreement, or (ii) modify any diligence standard, including Commercially Reasonable Efforts. Any attempted Product Transfer that does not comply with this Section will be void and of no effect. Incyte will not structure any Product Transfer (including via change of control, internal reorganization, escrow, or layered sublicensing) to circumvent the requirements of this Section 2.6. For clarity, the foregoing restrictions apply equally to direct and indirect transfers and to exclusive licenses that convey substantially all commercial rights to any Product in a territory that contains the United States.

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Section 2.7 Exclusivity.

(a) From and after the Closing Date and continuing until the [***] anniversary of the Closing Date (the “Exclusivity Period”), Prelude shall not, and shall cause its Affiliates not to, directly or indirectly (including through any Third Party on their behalf), Develop, seek or obtain Regulatory Approval for, Manufacture, Commercialize or otherwise exploit any [***].

(b) If, during the Exclusivity Period, Prelude undergoes a Change of Control with a Third Party who owns or has rights to a molecule or product and, on the date of the closing of such Change of Control, such molecule or product is being Developed or otherwise exploited and such activities would, but for the provisions of this Section 2.7(b), constitute a breach of Section 2.7(a) (a “Competing Project”), then Prelude (or its Affiliates) shall not be in breach of the exclusivity obligations of this Section 2.7 as a result of the continued conduct of activities by or on behalf of an Acquirer with respect to such Competing Project so long as, during the Exclusivity Period, Prelude shall Segregate any activities being conducted for the applicable V617F Molecules from such activities with respect to such Competing Project. Any licenses granted by Incyte to Prelude hereunder or under any other Transaction Document shall not be sublicensable, assignable or transferable by Prelude to such Acquirer for use in connection with such Competing Project except as expressly permitted under this Agreement. “Segregate” means the segregation (including through the institution and maintenance of firewalls) of Development, Commercialization or other exploitation activities relating to any Competing Project from the Development, Commercialization and other exploitation activities with respect to the applicable V617F Molecule under this Agreement, designed to ensure that: (A) no personnel involved in performing the Development, Commercialization or other exploitation of the Competing Project shall have access to non-public information relating to the Development, Commercialization or exploitation of the applicable V617F Molecule; (B) no personnel involved in performing the Development, Commercialization or exploitation of the applicable V617F Molecule who have access to non-public plans or information relating to the Development, Commercialization or exploitation of such V617F Molecule shall have access to non-public plans for information relating to the Development, Commercialization or other exploitation activities under such Competing Project; and (C) no personnel of the Acquirer involved in performing the Development, Commercialization or other exploitation of the Competing Project uses, and is not provided, in the conduct of the Competing Project (I) any Confidential Information of Incyte, (II) any Intellectual Property Rights controlled and licensed hereunder by Incyte, or (III) any non-public information relating to the research activities under this Agreement with respect to the applicable V617F Molecule, provided that for clarity, these restrictions set forth in the foregoing clauses (A),(B), and (C) will not apply to individuals involved at a senior management or executive level who are generally involved in decision-making regarding programs and products generally, and who are not involved in day-to-day activities or decision-making in connection with the applicable V617F Molecule or Competing Project, as applicable. For further clarity, inadvertent, immaterial breaches of this Section 2.7 that are cured promptly upon discovery will not constitute a breach of this Section 2.7. Nothing in this Section 2.7 prohibits Prelude or the Acquirer from pursuing any program to the extent required by applicable Law.

(c) Notwithstanding the exclusivity obligations of this Section 2.7, if, during the Exclusivity Period, Prelude acquires through an Acquisition any molecule or product the Development or other exploitation of which would, but for the provisions of this Section 2.7(c), constitute a breach of Section 2.7(a), then neither (i) such Acquisition, (ii) the Development or other exploitation of such molecule or product; or (iii) the licensing, conveyance, sublicensing or other grant of rights with respect to such molecule or product shall constitute a breach of this Section 2.7; provided that, (A) Prelude shall provide Incyte with written notice of such Acquisition promptly, but no later than [***] prior to the consummation of such Acquisition, and (B) Prelude shall, within [***] after the closing of such Acquisition (to the extent such [***] period ends within the Exclusivity Period), divest such molecule or product or cease to further

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Develop or exploit such molecule or product. For further clarity, inadvertent, immaterial breaches of this Section 2.7(c) that are cured promptly upon discovery will not constitute a breach of this Section 2.7(c). “Acquisition” means an acquisition by Prelude of a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock, or of all or substantially all of the assets, of a Third Party or of any operating or business division of a Third Party or similar transaction), other than a Change of Control of Prelude.

Article III
Representations and Warranties

Section 3.1 Representations and Warranties of Prelude. Except as set forth in the corresponding sections or subsections of the Company Schedules delivered to Incyte by Prelude concurrently with this Agreement (the “Company Schedules”), Prelude represents and warrants to Incyte as follows:

(a) Organization; Good Standing. Prelude is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Prelude has the requisite power and authority to own and operate the Transferred Assets and to carry on its business as currently conducted.

(b) Authority; Execution and Delivery. Prelude has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Prelude and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement and the other Transaction Documents have been duly executed and delivered by Prelude and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Incyte, will constitute the legal, valid and binding obligation of Prelude, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at Law.

(c) Consents; No Violation. [Other than with respect to compliance with the HSR Act,] the execution and delivery of this Agreement and the other Transaction Documents do, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will, not (i) violate any Laws applicable to Prelude or the Transferred Assets in any material respect, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Prelude, (iii) conflict with any material contract to which Prelude or any of its Affiliates is a party or by which it is otherwise bound, including any contract (whether or not material) related to the V617F Molecules, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except in the case of the immediately preceding clauses (iii) and (iv) to the extent that any such violation, breach, default, termination or consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Title to Transferred Assets. Other than as expressly set out herein, Prelude has good and valid title to all of the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

(e) Sufficiency of Assets. The Transferred Assets constitute all of the assets which are exclusively used in or necessary for the conduct of the Business, as presently conducted in all material

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respects; provided that the foregoing will not be interpreted as a representation or warranty regarding the infringement, misappropriation or other violation of any Third Party’s Intellectual Property Rights, which is exclusively addressed in Section 3.1(g)(v).

(f) Actions. There is, and in the past three years has been, no Action pending or, to the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Prelude after due inquiry of their direct reports (“Knowledge of Prelude”), threatened against Prelude or its Affiliates that relates to the Transferred Assets or the Business. There is no award, decision, injunction, judgment, restraining or other Order, consent or other decree, stipulation, subpoena, verdict, settlement agreement, stipulation of settlement or plea agreement that affects the Transferred Assets or the Business.

(g) Intellectual Property.

(i) Except as would not reasonably be expected to be material to Business, all Transferred Patents that are issued are subsisting, valid and, to the Knowledge of Prelude, enforceable. All payments in connection with the filing, prosecution and maintenance of the Transferred Patents have been paid in full by the applicable deadline. Prelude and its applicable Affiliates have complied in all material respects with all applicable Laws, including any duties of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign office, and have not committed any inequitable conduct, in each case, in its and their prosecution, maintenance, enforcement and defense of all Transferred Patents. Each of the Transferred Patents properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or pending.

(ii) The Transferred Patents and the Transferred Know-How constitute all Patents and Know-How owned by Prelude and its Affiliates that are Related to the Business.

(iii) Immediately following the Closing, Incyte will own or otherwise have a valid and enforceable right to use all material Intellectual Property Rights that are used or held for use in, or otherwise necessary for, the conduct of the Business; provided that the foregoing will not be interpreted as a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property Rights, which is exclusively addressed in Section 3.1(g)(v).

(iv) Prelude and its Affiliates solely and exclusively own all Transferred Patents and Transferred Know-How, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

(v) Except as would not reasonably be expected to be material to the Business, to the Knowledge of Prelude, (A) the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other person, and (B) no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Transferred Patent or Transferred Know-How or any other Intellectual Property Rights used or held for use in the conduct of the Business.

(vi) Each of Prelude’s and its applicable Affiliates’ current and former employee, contractor and consultant who has contributed or is contributing to the creation or development of any material Intellectual Property Rights for or on behalf of the Business, including each inventor of the Transferred Patents, has executed a valid written agreement irrevocably and presently

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assigning to Prelude or its applicable Affiliate all right, title and interest in and to all such Intellectual Property Rights.

(vii) Prelude and its Affiliates have not, and to the Knowledge of Prelude, no previous or joint owner has, granted any license, covenant not to sue or other right under any Transferred Patent or Transferred Know-How to any Third Party (excluding, in each case, non-exclusive licenses or similar rights granted by Prelude or any of its Affiliates in the ordinary course of business where such license or right is ancillary to the purpose of the underlying contract).

(viii) Prelude and each of its applicable Affiliates have taken commercially reasonable efforts to maintain the confidentiality of all material Prelude Know-How, and to the Knowledge of Prelude, no such material know-how has been used by or disclosed to any person, except pursuant to non-disclosure agreements which have not, to the Knowledge of Prelude, been breached in any material respect.

(ix) Except as would not reasonably be expected to be material to the Business, during the past three years, Prelude and its applicable Affiliates (A) have operated the Business in compliance with all applicable Laws regarding privacy, cybersecurity or data security in all material respects, and (B) have not received any written notice, letter or complaint alleging, or providing notice of any investigation concerning, any noncompliance with such Laws.

(h) Regulatory Matters. Prelude has not filed or obtained any INDs, Drug Approval Applications or any other regulatory documentation for any V617F Molecules in any jurisdiction. During the 12-month period ending on the Execution Date, Prelude has not received any: (i) adverse drug experience reports; (ii) material events concerning or affecting safety; or (iii) material medical complaints brought to the attention of Prelude in respect of any of the V617F Molecules.

(i) No Brokers. Prelude has not entered into any contract, agreement, arrangement or understanding with any corporation, person, partnership, entity or firm (irrespective of legal form and jurisdiction of organization) which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(j) Transferred Contracts. Other than the Transferred Contracts, there are no other material contracts currently in effect that are necessary for the operation of the Business. Each Transferred Contract is a legal, valid and binding obligation of Prelude or its Affiliate and, to the Knowledge of Prelude, each other party thereto, enforceable against Prelude or its applicable Affiliate and each other party in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law as now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at Law or in equity). Prelude has not received written notice from any party claiming or alleging that Prelude has materially breached or is in material default thereunder and Prelude is not (with or without lapse of time or notice, or both) in material breach or material default thereunder. To the Knowledge of Prelude, each other party to each such contract is not in material breach or material default thereunder.

(k) Tax. Prelude has timely filed all material Tax Returns required to be filed in respect of the Transferred Assets or the Business, and all such Tax Returns (to the extent relating to the Transferred Assets or the Business) are true, correct and complete in all material respects. All Taxes due in respect of the Transferred Assets or the Business (whether or not shown on such Tax Returns) have been duly and timely

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paid. There are no Encumbrances for Taxes upon any of the Transferred Assets other than Permitted Encumbrances.

(l) Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Agreement (as qualified by the Company Schedules), (a) the Transferred Assets are being sold on an “as is, where is” basis as of the Closing and (b) none of Prelude, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Business, the V617F Molecules, the other Transferred Assets or the Assumed Liabilities, including with respect to (i) merchantability or fitness for any particular purpose or infringement or misappropriation of Third Party rights, (ii) the Development, exploitation or Commercialization of any Product after the Closing, (iii) the probable success or profitability of any Product after the Closing or (iv) the accuracy or completeness of any (A) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Company Schedules or elsewhere or (B) information, documents or materials regarding the Business or the Transferred Assets, including any information furnished or made available to Incyte, its Affiliates or their respective Representatives in any confidential information memorandum or presentation, “data room,” “virtual data room,” management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby (the items and information referred to in the immediately preceding clauses (A) and (B) collectively, the “Evaluation Material”), or the appropriateness or suitability of any Evaluation Material for the purposes of enabling Incyte to evaluate the consummation of the transactions contemplated hereby. Any such other representations or warranties are hereby expressly disclaimed. None of Prelude, is Affiliates or any of their respective Representatives will have or be subject to any Liability to Incyte or any other Person resulting from the distribution to Incyte, its Affiliates or their respective Representatives of, or Incyte’s use of or reliance on, any Evaluation Material in expectation of the transactions contemplated hereby, unless any such Evaluation Material is expressly and specifically included in a representation or warranty set forth in this Agreement, the Company Schedules or other Transaction Documents. Incyte acknowledges and agrees that, in entering into this Agreement, it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by any other Party or any Person acting on their behalf) other than those expressly set out in this Agreement and that it will not have any right or remedy arising out of any representation, warranty or other statement not expressly set out in this Agreement.

Section 3.2 Representations and Warranties of Incyte. Incyte hereby represents and warrants to Prelude as follows:

(a) Organization; Good Standing. Incyte is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Incyte has the requisite corporate power and authority to carry on its business as it is currently being conducted.

(b) Authority; Execution and Delivery. Incyte has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Incyte and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement and the other Transaction Documents have been duly executed and delivered by Incyte and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Prelude, constitutes the legal, valid and binding obligation of Incyte, enforceable against Incyte in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting

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creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at Law.

(c) Consents; No Violations. [Other than with respect to compliance with the HSR Act,] the execution and delivery of this Agreement and the other Transaction Documents do, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will, not (i) violate any Laws applicable to Incyte in any material respect, (ii) conflict with any provision of the certificate of incorporation or by-laws of Incyte, (iii) conflict with any material contract to which Incyte is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except in the cases of clause (iii), where the violation, breach, conflict, default, acceleration, or failure to give notice would not have a material adverse effect on Incyte’s ability to consummate the transactions contemplated hereby.

(d) Actions. There is no Action pending or, to the knowledge of Incyte, threatened against Incyte or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Incyte to perform its obligations hereunder or challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby.

(e) No Brokers. Incyte has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(f) Sufficiency of Funds. Incyte has, and at the Closing will have, available cash resources in amounts sufficient to (a) pay the Closing Cash Consideration payable hereunder and to satisfy all other payments required by this Agreement, whether payable before, at or after the Closing and including any Contingent Payment, (b) pay any related fees, costs and expenses incurred by Incyte or its Affiliates in connection with the transactions contemplated hereby and (c) otherwise consummate the transactions contemplated hereby.

(g) Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Agreement, none of Incyte, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the transactions contemplated hereby, including with respect to (i) merchantability or fitness for any particular purpose or infringement or misappropriation of Third Party rights, (ii) the Development, exploitation or Commercialization of any Product after the Closing or (iii) the probable success or profitability of any Product after the Closing. Prelude acknowledges and agrees that, in entering into this Agreement, it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by any other Party or any Person acting on their behalf) other than those expressly set out in this Agreement and that it will not have any right or remedy arising out of any representation, warranty or other statement not expressly set out in this Agreement.

Article IV
Covenants

Section 4.1 [Interim Operating Covenants.

(a) Except as otherwise expressly required or permitted by this Agreement, Prelude covenants and agrees that, during the period from the Execution Date until the Closing, unless Incyte shall otherwise

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approve in writing (not to be unreasonably withheld, conditioned or delayed), and except as required by applicable Laws or as contemplated by this Agreement, the Business shall be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, solely as it relates to the Business, Prelude shall, and shall cause its Affiliates to use their respective commercially reasonable efforts to preserve their business organizations intact and maintain the Business’ existing relations with Governmental Authorities, grant providers, suppliers, creditors, lessors and employees and other parties with whom the Business has a material business relationship.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (x) as otherwise expressly required by applicable Law or this Agreement or (y) as Incyte may approve in writing (not to be unreasonably withheld, conditioned or delayed), Prelude shall not, and shall not permit its Subsidiaries to:

(i) adopt any change in the organizational documents of Prelude or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby;

(ii) enter into any agreements or arrangements imposing material changes or restrictions on the Transferred Assets or the Business;

(iii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Transferred Assets;

(iv) sell, assign or transfer, license, subject to an Encumbrance (other than a Permitted Encumbrance), abandon, allow to lapse or otherwise dispose of any Transferred Asset;

(v) fail to use good-faith efforts to make any additional capital expenditure otherwise required to operate the Business in substantially the same manner as presently conducted;

(vi) enter into any contract that would have been material to the Business had it been entered into prior to the Execution Date;

(vii) amend, modify, fail to renew or terminate any Transferred Contract;

(viii) amend, modify, cancel or waive any debts or claims held by it that are related to the Transferred Assets or Related to the Business;

(ix) waive any material rights Related to the Business;

(x) settle any Action Related to the Business or the Transferred Assets or any other material obligation or liability of Prelude or any of its Subsidiaries Related to the Business or the Transferred Assets;

(xi) fail to pay or satisfy when due any material account payable or other material liability Related to the Business or the Transferred Assets, other than any such liability that is being contested in good faith by Prelude or any of its Subsidiaries;

(xii) fail to keep current and in full force and effect, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Authority Related to the Business or related to the Transferred Assets;

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(xiii) initiate any new Trial or expand or materially amend any existing Trial (including any pre-clinical study intended to support a Trial), or prepare, submit, file, or cause to be submitted to any Regulatory Authority (including the FDA) any IND or any Regulatory Materials, in each case with respect to any Development Candidate or any of the V617F Molecules; or

(xiv) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Incyte, directly or indirectly, the right to control or direct the operations of the Business or the V617F Molecules or the other Transferred Assets prior to the Closing Date. Prior to the Closing Date, Prelude shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business or the V617F Molecules and the other Transferred Assets.

Section 4.2 Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the transactions contemplated hereby as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.3 Status Updates. Subject to applicable Laws and as required by any Governmental Authority, the Parties shall each keep the other apprised of the status of matters relating to the consummation of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Prelude or Incyte, as the case may be, or any of its Subsidiaries, from any Third Party or any Governmental Authority with respect to the transactions contemplated hereby. In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by applicable Law, prior to the Closing, (a) Prelude shall keep Incyte reasonably informed on a current basis of any material developments (clinical or otherwise) with respect to the V617F Molecules and of any material discussions or negotiations with the FDA or any other Governmental Authority regarding Prelude’s regulatory strategy with respect to the V617F Molecules, and shall provide copies of material information to Incyte, in each case, relating to the V617F Molecules, and (b) without limiting the generality of the foregoing, Prelude shall promptly inform Incyte of, and provide Incyte with a reasonable opportunity to review, any pre-submissions or submissions, substantive correspondence or other material communications made by or on behalf of Prelude with respect to the Business or the V617F Molecules to, between or with the FDA or any other Governmental Authority, and consider in good faith Incyte’s comments to or in connection with, any such submissions, correspondence or communication.

Section 4.4 Submission of Filings and Notices.

(a) Exchanging Information. The Parties shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and members and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Prelude, Incyte or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(b) [Initial Submissions. The Parties shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations

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necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions hereby. Without limiting the foregoing, each of Prelude and Incyte shall make its respective filing pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the Execution Date and no later than ten (10) Business Days after the Execution Date. Incyte shall bear 100% of the filing fees associated with any filings under the HSR Act and any other filings made to any Governmental Authority. The Parties shall use their respective reasonable best efforts to obtain early termination of the waiting period with respect to the transactions contemplated hereby under the HSR Act.]

(c) Subsequent Submissions. The Parties shall promptly provide all documents requested by any Governmental Authority to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Authority in order to consummate the transactions contemplated hereby.

(d) Conduct of Interactions with Governmental Authorities. Subject to applicable Laws relating to the exchange of information, Incyte and Prelude shall have equal rights to direct the strategy with respect to all matters with any Governmental Authority, and each Party shall have the right to review and approve in advance any substantive communications with any Governmental Authority in connection with the transactions contemplated hereby. Neither Party shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Nevertheless, each Party and each Representative thereof shall respond to all inquiries in a manner which he, she or it considers true and correct. Prelude and Incyte, and their respective Representatives, shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated hereby without the prior written consent of the other Party. During the period commencing from the Execution Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the Closing, neither Party will acquire or agree to acquire by merging or consolidating with, purchasing a portion of the assets of, exclusively licensing, or acquiring in any other manner, any business of any Person or other business organization or division thereof, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, delay or impede the consummation of the transactions contemplated hereby or impose any material delay in the obtaining of, or increasing the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act.

(e) Remedies. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including Section 4.2, shall require Incyte or any of its Affiliates to:

(i) proffer to, agree to or effect any sale, divestiture, lease, license, transfer, disposition, encumbrance or hold-separate arrangements, before or after the Closing, any assets of Incyte or any of its Affiliates (or consent thereto) or any Transferred Assets;

(ii) proffer to, agree to or implement any changes to (including through a licensing arrangement), or any restrictions on or other impairment of, Incyte’s ability to use, own, operate or take any other actions with respect to any assets of Incyte or any of its Affiliates or any Transferred Assets; or

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(iii) take any action to overturn, defend against or oppose any action by any Governmental Authority to prohibit the transactions contemplated hereby or prevent consummation of the transactions contemplated hereby prior to the Outside Date.

Section 4.5 Pre-Closing Access. Subject to applicable Law, upon reasonable advance notice, Prelude shall, and shall cause its Subsidiaries to, afford Incyte’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records, in each case to the extent relating to the Business and Transferred Assets so long as such access does not unreasonably interfere with the normal operations of Prelude and its Subsidiaries, and, during such period, Prelude shall, and shall cause its Subsidiaries to, furnish promptly to Incyte all information concerning the Business as Incyte may reasonably request; provided that the foregoing shall not require Prelude (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Prelude would result in the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality if Prelude shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure or if any Law applicable to Prelude requires it to restrict or prohibit access to such information or (b) to disclose any privileged information of Prelude or any of its Subsidiaries. All requests for information made pursuant to this Section 4.5 shall be directed to Persons designated by Prelude. All such information shall be governed by the terms of the Confidentiality Agreements, the terms of which are hereby incorporated herein by reference.]5

Section 4.6 Post-Closing Access. Subject to applicable Law, from and after the Closing, Incyte shall (a) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Business in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of four years from the Closing Date, and (b) provide Prelude or its Representatives at Prelude’s expense with reasonable access without hindering the normal operations of the Business (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Incyte’s personnel, to the Records with respect to periods or occurrences prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 4.6, Incyte may withhold access, documents or information that in the reasonable judgment of Incyte would result in the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality if Incyte shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure or if any Law applicable to Incyte requires it to restrict or prohibit access to such information.

Section 4.7 Third-Party Consents. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any Transferred Contract or any other Transferred Asset that is not assignable or transferable without the consent of any Third Party under any contracts or other arrangements existing as of the Closing Date to which Prelude or any of its Affiliates are party or otherwise bound and the Parties shall use reasonable best efforts to obtain any such consents; provided that neither Prelude nor any of its Affiliates shall have any obligation to agree to make or make any payments or other concessions, unless and until Incyte confirms in writing that it will reimburse Prelude and its Affiliates for the entirety of such payments. With respect to any Transferred Contract or any other Transferred Asset that is not assigned or transferred to Incyte at the Closing by reason of this Section 4.7 (a “Nonassigned Asset”), for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite consent is obtained and the foregoing is transferred and assigned to Incyte and (ii) the twelve (12) month anniversary of the Closing Date (or such other date agreed by the Parties), (A) Prelude

5 Note to Draft: To be included in this Agreement based on Incyte’s determination of whether an HSR filing is necessary prior to the execution of this Agreement.

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shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to Incyte substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of Incyte (at Incyte’s sole cost and expense), any rights of Prelude or its Affiliates arising thereunder against any Third Party, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Incyte and (B) any burdens relating to the Nonassigned Asset shall inure to Incyte. As a condition to Prelude or one of its Affiliates providing Incyte with the benefits of any Nonassigned Asset, subject to applicable Law, Incyte shall perform, at the direction of Prelude, the obligations of Prelude or any of its Affiliates thereunder. Prelude shall hold in trust and pay to Incyte promptly upon receipt thereof, all income, proceeds and other monies received by Prelude or any of its Affiliates in connection with any Nonassigned Asset (net of any Taxes and any other costs, fees and other expenses imposed upon or incurred by Prelude or any of its Affiliates in respect of the receipt of such income, proceeds and other monies) in connection with the arrangements under this Section 4.7. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any Transferred Contract or any other Transferred Asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Prelude shall assign, transfer, convey and deliver such asset to Incyte at no additional cost.

Section 4.8 Commingled Contracts. For a period of 12 months after the Closing (or such other date agreed by the Parties), each of the Parties shall, and shall cause their respective Affiliates to, use its reasonable best efforts to: (a) cause the counterparties to any contract, contract right, bid, tender, purchase order or other agreement relating to (x) the Transferred Assets and (y) one or more other businesses of Prelude or any of its Affiliates set forth in Section 4.8 of the Company Schedules (each, a “Commingled Contract”) to enter into new contracts with Incyte or its designated Affiliate in order for Incyte or its designated Affiliate to receive the benefits and burdens of such Commingled Contract (each such new contract, a “New Contract”), or (b) if practicable, assign to Incyte or its designated Affiliate the benefits and obligations under such Commingled Contract as they relate to the Products or any other Transferred Asset (each, a “Relevant Part”). Until such time as a New Contract is executed or such benefits and obligations under such Commingled Contract are assigned to Incyte or its designee, the Parties shall use and cause their respective Affiliates to use their commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both Parties under which Incyte would, in compliance with applicable Law, obtain the benefits and burdens associated with the applicable Commingled Contract with respect to the Products and the other Transferred Assets, as applicable. For clarity, in no event shall any Party or any of its respective Affiliates be required to pay any additional consideration in connection with compliance with its obligations under this Section 4.8, or to commence, defend or participate in any Action in connection therewith or to offer or grant any accommodation (financial or otherwise) to any Third Party in connection therewith.6

Section 4.9 Taxes.

(a) If the Payer determines that any withholding is required under applicable Law in respect of any payments under this Agreement, it shall provide notice to the Payee of its intent to withhold at least 10 days prior to withholding any amount pursuant to this Section 4.9 (or otherwise as a soon as reasonably practicable). If a Party determines that applicable Law requires withholding of income Taxes or other Taxes imposed upon payments by such Party (the “Payer”) to the other Party (the “Payee”), then, the Payer shall provide notice to the Payee of its intent to withhold at least 10 days prior to withholding any amount pursuant to this Section 4.9 (or otherwise as a soon as reasonably practicable) and, upon Payee’s request, use commercially reasonable efforts to minimize or eliminate any Taxes which may be levied on any payments, including by supporting the Payee in obtaining the benefit of any relevant Tax treaties. If either

6 Note to Draft: Subject to diligence if there are any applicable contracts.

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Party is entitled under any applicable Tax treaty to a reduction of the rate of, or the elimination of, applicable withholding Tax, it may deliver to the other Party or the appropriate Governmental Authority (with the assistance of the other Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the other Party of its obligation to withhold Tax, and the other Party shall apply the reduced rate of withholding Tax, or dispense with withholding Tax, as the case may be. If, in accordance with the foregoing, a Party withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount and send to the other Party proof of such payment within 30 days following such latter payment. To the extent such amounts are so deducted or withheld and paid over to the proper taxing authority by a Party, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the other Party.

(b) All transfer, documentary, sales, use, stamp, recording, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale and purchase of the Transferred Assets described in Section 2.1 or assumption of the Assumed Liabilities described in Section 2.2 (collectively, “Transfer Taxes”) shall be borne 50% by Prelude and 50% by Incyte. The Parties shall cooperate in preparing, executing and filing any Transfer Tax returns. Each of the Parties will use its reasonable best efforts to avail itself of any available exemptions from any such Transfer Taxes.

(c) As soon as reasonably practical following the Closing Date, Incyte shall deliver to Prelude a written schedule prepared in good faith by Incyte, that allocates the total consideration (as determined for U.S. federal income tax purposes, including Assumed Liabilities) paid by Incyte to Prelude pursuant to this Agreement, the Option Agreement and any other Transaction Document in connection with the sale and purchase of the Transferred Assets described in Section 2.1 or the assumption of the Assumed Liabilities described in Section 2.2 (the “Consideration”) among the Transferred Assets for Prelude’s review (an “Allocation Schedule”). Such Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Prelude shall have 60 days after Incyte’s delivery to Prelude of the Allocation Schedule during which to notify Incyte in writing of any dispute of any allocation, item, calculation or other matter contained in the Allocation Schedule, (an “Allocation Dispute Notice”). In the event that Prelude delivers an Allocation Dispute Notice to Incyte within such sixty (60)-day period, Prelude and Incyte shall cooperate in good faith to endeavor to resolve any dispute(s) with respect to the Allocation Schedule within 30 days after Prelude’s delivery of the Allocation Dispute Notice. If, following delivery of such Allocation Dispute Notice, Prelude and Incyte agree in writing (which shall be signed by both Incyte and Prelude) to a resolution of any items under dispute, such resolution shall be final and binding on Incyte and Prelude. To the extent Incyte and Prelude fail to reach an agreement regarding any such dispute(s) despite good faith cooperation, each party may use its own allocation. If Prelude does not notify Incyte of any such dispute within 60 days after receiving the Allocation Schedule, Prelude shall be deemed to agree with the Allocation Schedule, which shall be treated as final and binding on Incyte and Prelude. To the extent that the Consideration is subsequently adjusted, Incyte and Prelude shall revise and amend the Allocation Schedule, with any disputes regarding such amendment being resolved under the same procedures above as apply to the initial Allocation Schedule, mutatis mutandis. The final Allocation Schedule shall be binding on Incyte and Prelude for all Tax reporting purposes and neither Incyte nor Prelude (nor any of their respective Affiliates) shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such final Allocation Schedule unless required to do so by applicable Tax Law; provided, that nothing contained herein shall prevent Incyte or Prelude from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the final Allocation Schedule, and neither Incyte nor Prelude shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such final Allocation Schedule.

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Section 4.10 Covenant Not to Sue. Effective upon the Closing, Prelude and its Affiliates shall not, and shall not authorize any Third Party to, file a claim or commence a suit, action or proceeding for damages or for an enjoinment or injunction, based upon an assertion of infringement of any Prelude Blocking Patent against Incyte or any of its Affiliates or Licensees, or its or their contractors and customers based on the Development, Manufacture or Commercialization of any product that contains a V617F Molecule as it existed as of the Closing. “Prelude Blocking Patent” means any Patent that [***].

Section 4.11 Wrong Pockets; Refunds and Remittances.

(a) Following the Closing, if either Party discovers that any assets held by Prelude or any of its Affiliates are Transferred Assets or otherwise Intellectual Property Rights owned by Prelude or any of its Affiliates that is Related to the Business, but were not transferred to Incyte as part of the consummation of the transactions contemplated hereby, then any such assets shall be deemed to have been held in trust by Prelude or its Affiliates for Incyte, and Prelude shall, and shall cause its Affiliates to, promptly transfer, assign and convey such assets to Incyte without any additional consideration therefor free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Following the Closing, if either Party discovers that any assets that have been transferred by Prelude to Incyte are not Transferred Assets, then any such assets shall be deemed to have been held in trust by Incyte for Prelude, and Incyte shall, and shall cause its Affiliates to, promptly transfer, assign and convey such assets to Prelude without any consideration therefor free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) From and after the Closing, if Prelude receives any property, refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Incyte in accordance with the terms of this Agreement, Prelude shall promptly remit, or shall cause to be remitted, such property or amount to Incyte (net of any Taxes imposed on Prelude or its Affiliates with respect to the receipt of such amounts). After the Closing, if Incyte or any of its Affiliates receives any property, refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Prelude in accordance with the terms of this Agreement, Incyte shall promptly remit, or shall cause to be remitted, such property or amount to Prelude or Prelude’s designee (net of any Taxes imposed on Incyte or its Affiliates with respect to the receipt of such amounts).

Article V
Closing Conditions7

Section 5.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction or waiver in writing by Incyte and Prelude at or prior to the Closing of each of the following conditions:

(a) [HSR Approval. (i) The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and (ii) any timing agreement(s) with a Governmental Authority applicable to the consummation of the transactions contemplated hereby shall have expired or otherwise not prohibit consummation of the transactions contemplated hereby.]

7 Note to Draft: To be updated prior to the execution of this Agreement based on Incyte’s determination of whether an HSR approval or any other governmental filings are needed at such time.

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(b) Orders and Litigation. No court, arbitrator, mediator or other Governmental Authority of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby or (ii) causing the transactions contemplated hereby to be rescinded following their consummation, and no Action brought by any Governmental Authority or any other Person challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby shall be pending or threatened.

Section 5.2 Conditions to Obligations of Incyte.8 The obligations of Incyte to consummate the transactions contemplated hereby is also subject to the satisfaction or waiver in writing by Incyte at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Prelude.

(i) The representations and warranties in Section 3.1(a), Section 3.1(b) and Section 3.1(i) shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The Non-Fundamental Representations shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) Performance of Obligations of Prelude. Prelude shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Closing Certificate. Incyte shall have received at the Closing a certificate signed on behalf of Prelude by a duly authorized officer of Prelude (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(e) have been satisfied.

(d) Receipt of Deliverables. Incyte shall have received all items required to be delivered to Incyte pursuant to Section 2.5(a) at or prior to the Closing.

(e) No Material Adverse Effect. Between the Execution Date and the Closing Date, there shall not have occurred any Material Adverse Effect.

8 Note to Draft: Additional closing conditions, including any third party consents, are subject to diligence.

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Section 5.3 Conditions to Obligations of Prelude. The obligation of Prelude to consummate the transactions contemplated hereby is also subject to the satisfaction or waiver in writing by Prelude at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Incyte.

(i) The representations and warranties in Section 3.2(a), Section 3.2(b) and Section 3.2(e) shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of Incyte contained in Section 3.2 shall be true and correct (without giving effect to any “materiality” qualifiers contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Incyte to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Incyte. Incyte shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Closing Certificate. Prelude shall have received at the Closing a certificate signed on behalf of Incyte by a duly authorized officer of Incyte (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(d) Receipt of Deliverables. Prelude shall have received all items required to be delivered to Prelude pursuant to Section 2.5(b) at or prior to the Closing.

Article VI
Termination

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Parties;

(b) by either Party, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party if such Party has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall become final and non-appealable;

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provided, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party if such Party has breached in any material respect its obligations under this Agreement in any manner that proximately contributed to such Order becoming final and non-appealable;

(c) by Prelude (upon written notice from Prelude to Incyte), if Incyte shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3 and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Prelude to Incyte and (B) the Outside Date; provided, that Prelude shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Prelude is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2; or

(d) by Incyte (upon written notice from Incyte to Prelude), if Prelude shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2, respectively and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Incyte to Prelude and (B) the Outside Date; provided, that Incyte shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Incyte is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3.

Section 6.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives); provided, however, that no such termination shall relieve any Party (whether or not the terminating Party) of any liability or damages to any other Party resulting from willful and material breach of this Agreement, and the provisions set forth in this Section 6.2 and Article VIII and the and the Confidentiality Agreements shall survive the termination of this Agreement.

Article VII
Indemnification

Section 7.1 Survival. All representations and warranties of Prelude and Incyte contained herein or made pursuant hereto shall survive the Closing Date and shall remain operative and in full force and effect for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.2(a) and Section 3.2(b) shall survive until expiry of the applicable statute of limitations. The survival date applicable to the covenants and agreements set forth in this Agreement shall be (a) with respect to covenants and agreements that require performance in full prior to the Closing, the Closing Date, and (b) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.

Section 7.2 Indemnification by Prelude. Subject to Section 7.4, Prelude shall indemnify, defend, hold harmless and reimburse Incyte, its Affiliates, and their respective directors, officers, agents, employees, successors and assigns (each, an “Incyte Indemnified Party”) for, from and against any and all

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claims, obligations and other Losses arising out, relating to, or occurring as a result of or in connection with: (a) any breach by Prelude of any representation or warranty made by it contained in this Agreement; (b) any failure by Prelude to comply with any covenants, agreements or obligations of Prelude contained in this Agreement; and (c) any Excluded Liability.

Section 7.3 Indemnification by Incyte. Subject to Section 7.4, Incyte shall indemnify, defend, hold harmless and reimburse Prelude, its Affiliates, and their respective directors, officers, agents, employees, successors and assigns (each, a “Prelude Indemnified Party”) for, from and against any and all claims, obligations and other Losses arising out of, relating to, or occurring as a result of or in connection with: (a) any breach by Incyte of any representation or warranty made by it contained in this Agreement; (b) any failure by Incyte to comply with any covenants, agreements or obligations of Incyte contained in this Agreement that are to be performed at or prior to the Closing; and (c) any Assumed Liability.

Section 7.4 Limitations.

(a) The aggregate amount for which Prelude and its Affiliates is liable pursuant to Section 7.2(a) (breaches of representations and warranties) with respect to Non-Fundamental Representations shall not exceed $[***] in the aggregate, provided that (i) such liability cap shall not apply to any liability of Prelude for Fraud on the part of Prelude and (ii) the cumulative indemnification obligations of Prelude under this Agreement shall in no event exceed the amount of the Closing Cash Consideration plus the amount of any Contingent Payments actually received by Prelude.

(b) None of Prelude nor any of its Affiliates shall be liable as a result of or in connection with any breach by Prelude of any Non-Fundamental Representation unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds $[***] and unless the aggregate amount of such Losses for claims for any breaches of Non-Fundamental Representations exceeds $[***] (in which case Incyte shall only be entitled to claim the excess).

(c) The amount of any Losses for which either Prelude or Incyte, as the case may be, is liable shall be reduced by the amount of any insurance proceeds actually paid to the Incyte Indemnified Party or the Prelude Indemnified Party (net of any documented costs and expenses incurred to obtain the recovery), as applicable. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(d) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Incyte in the valuation of the Business or the Transferred Assets. In no event shall either Party or any of its Affiliates be liable under this Agreement or common law for any consequential, special or incidental or punitive Loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise); provided that the foregoing does not limit any of the obligations or liability of either Party or its Affiliates under Section 7.2 and Section 7.3 with respect to amounts awarded by a court, arbitration panel or tribunal to a Third Party or with respect to claims of Fraud.

(e) Except in the case of Fraud and specific performance pursuant to Section 8.9, the right of the Incyte Indemnified Parties and the Prelude Indemnified Parties under this Article VII shall be the sole

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and exclusive remedy of the Incyte Indemnified Parties and the Prelude Indemnified Parties, as the case may be, with respect to matters covered hereunder, including claims relating to the Products, the Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities.

(f) Incyte shall only be required to indemnify a Prelude Indemnified Party and Prelude shall only by required to indemnify an Incyte Indemnified Party for any particular claim one time.

(g) Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Agreement.

Section 7.5 Procedure.

(a) In order for any Prelude Indemnified Party or any Incyte Indemnified Party, as the case may be, under this Article VII (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, within 10 Business Days following the discovery of the matters giving rise to any Losses, notify the indemnifying party under this Article VII (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure. Except to preserve any attorney-client privilege, thereafter, the Indemnified Party will deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.

(b) If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to assume the defense of such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Parties will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, it will defend or prosecute it diligently and the Indemnifying Party will obtain the prior written approval of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement, compromise or discharge of such Third Party Claim if (i) pursuant to or as a result of such settlement, compromise or discharge, an injunction or other equitable relief may be imposed against the Indemnified Party, (ii) such settlement, compromise or discharge does not expressly unconditionally release the Indemnified Party from all Losses and liabilities with respect to such Third Party Claim and (iii) the Indemnifying Party is not directly paying the full amount of the Losses in connection with such Third Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge (or offer to do any of the foregoing with respect to), such Third Party Claim

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without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or conditioned). The Parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

Section 7.6 No Right of Set-Off. Notwithstanding anything else in this Agreement, Incyte shall not have any right to set off, in whole or in part, against any obligation or payment it owes to Prelude (including by deducting from or withholding any Contingent Payments that are or may become payable pursuant to this Agreement), amounts owed or claimed to be owed by Prelude to any Incyte Indemnified Party pursuant to this Agreement or any other Transaction Document.

Section 7.7 Tax. All payments made by an Indemnifying Party pursuant to this Article VII shall be treated as adjustments to the Consideration for Tax purposes.

Article VIII
Miscellaneous

Section 8.1 Confidentiality.

(a) The terms of the Confidentiality Agreements are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreements to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreements and all obligations thereunder shall terminate.

(b) From and following the Closing, Prelude hereby agrees that Prelude will not, and will cause its Affiliates, stockholders, partners, members, directors, managers, officers, agents and Representatives not to, directly or indirectly, without the prior written consent of Incyte, disclose or use any Confidential Information with respect to the Transferred Assets or the Business; provided that the provisions of this Section 8.1 will not prohibit any (i) retention of copies of records or (ii) disclosure or use of any Confidential Information (A) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement. Prelude agrees that it will be responsible for any breach or violation of the provisions of this Section 8.1 by any of its Affiliates, stockholders, partners, members, directors, managers, officers, agents or Representatives.

(c) For the avoidance of doubt, (x) all data or information of a confidential nature that relates to the Transferred Assets or the Business, as of the time of transfer to Incyte pursuant to the terms of this Agreement, and (y) all information provided to Prelude pursuant to Section 2.6, including any Net Sales Statements, shall be regarded as, and be solely relevant for the purposes of the definition of, “Confidential Information” of Incyte and its Affiliates.

(d) Except as required by judicial order or applicable Law, including the rules and regulations promulgated by the SEC or any other Governmental Authority, neither Party shall make any public announcement concerning, or otherwise disclose the terms of, this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least 10 Business Days prior to the date on which such Party would like to make the public announcement.

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Section 8.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, that, notwithstanding the foregoing, (a) either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, (b) Prelude may, without consent of Incyte, assign this Agreement and its rights and obligations hereunder in whole in a Change of Control transaction of Prelude, (c) Prelude may assign, sell, pledge, contribute or otherwise transfer, in whole or in part, its rights to any Contingent Payments hereunder and its rights to receive information from Incyte with respect to such Contingent Payments without the prior consent of Incyte, and (d) Incyte may, without consent of Prelude, assign this Agreement and its rights and obligations hereunder in whole or in part to the Third Party Transferee pursuant to Section 2.6(i); provided, further, that in the case of the foregoing clauses (a) to (d), the assigning Party provides written notice of such assignment to the non-assigning Party within 10 days after the effective date of such assignment; provided, further, that in the case of the foregoing clause (c), in no event shall a purchaser have any rights or remedies against Incyte with respect to the subject matter hereof and that any rights or remedies a purchaser may have with respect thereto shall be solely against Prelude. Any attempted assignment of this Agreement not in accordance with this Section 8.2 will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns. Notwithstanding the foregoing, the assigning Party shall remain liable under this Agreement for the performance of all its obligations hereunder and shall be responsible and liable for compliance by its assignee Affiliate with the provisions of this Agreement.

Section 8.3 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.4 Company Schedules. Prelude has or may have set forth information in the Company Schedules in a Section of such Company Schedules that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Company Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is apparent based on a plain reading of such disclosure. Unless the context otherwise requires, all capitalized terms used in the Company Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Company Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Company Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Company Schedules. No disclosure in the Company Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Company Schedules shall not be deemed to be an admission or acknowledgment by Prelude that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on

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the Company Schedules. No disclosure in the Company Schedules shall be deemed to create any rights in any Third Party.

Section 8.5 Expenses. Except as otherwise expressly provided in this Agreement and the Transaction Documents, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8 Dispute Resolution; Exclusive Jurisdiction and Venue.

(a) If any dispute, controversy, or claim arises out of or relates to this Agreement, including its existence, validity, breach, termination, or interpretation (a “Dispute”), either Party may deliver written notice describing the Dispute in reasonable detail. The Parties’ Executive Officers shall diligently and in good faith attempt to resolve the referred Dispute within 30 days after such notice (or such longer period as the Executive Officers may agree in writing). Any final decision mutually agreed to by the Executive Officers and set forth in writing shall be conclusive and binding on the Parties.

(b) If the Dispute is not resolved within 30 days after the notice under Section 8.8(a), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”) and the procedures set forth in this Section 8.8. In the event of any inconsistency between the Rules and this Section 8.8, the provisions of this Section 8.8 shall control. The arbitration shall be conducted in Wilmington, Delaware, in the English language, by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and those two arbitrators shall then select the third arbitrator, who shall serve as chair. All arbitrators must have at least 15 years’ experience in the biopharmaceutical industry and in mediating or arbitrating cases regarding the same or substantially similar subject matter as the Dispute. If one Party gives written notice of its appointed arbitrator and the other Party fails to appoint its arbitrator within 10 days after a written demand to do so, the arbitrator already appointed shall appoint the remaining two arbitrators. Either Party may seek emergency relief under the Rules (including the Optional Rules for Emergency Measures of Protection). The tribunal may grant interim or conservatory measures it deems appropriate, including specific performance and injunctive relief, and shall issue a reasoned award within nine months after its constitution, absent good cause. The arbitration and all related materials, submissions, evidence, and awards shall be treated as Confidential Information under this Agreement and disclosed only to the tribunal, the AAA, the

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Parties and their Representatives with a need to know (subject to obligations of confidentiality), or as required by Law or to enforce, challenge, or defend the award. The fees of the arbitrators and costs and expenses of the arbitration shall be borne as allocated by the tribunal, which may award costs and fees, including AAA fees, arbitrator compensation, and reasonable attorneys’ fees, to the prevailing Party as it deems appropriate. Judgment upon the award rendered by the tribunal may be entered in any court of competent jurisdiction.

(c) Nothing in this Section 8.8 limits either Party’s right to seek temporary, preliminary, or injunctive relief or specific performance from the courts identified in Section 8.9 to preserve the status quo or prevent irreparable harm pending arbitration, or to confirm, enforce, correct, or vacate an arbitral award. Notwithstanding anything to the contrary in this Section 8.8, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions in Section 8.1 and to enforce and prevent infringement or misappropriation of the Patent rights, Know-How or Confidential Information controlled by such Party.

Section 8.9 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8(a) without proof of monetary damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without such right, neither Incyte nor Prelude would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing, to the fullest extent permitted under applicable Law, the Parties agree that in no event shall a Party be entitled, either in Law or equity, to rescind this Agreement and each Party waives the right to seek rescission of the Agreement.

Section 8.10 Notices. Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, telefax, or email to the Person at the address set forth below, or such other Person or address as may be designated by the respective Party to the other Party in the same manner:

if to Incyte:

Incyte Corporation
1801 Augustine Cut-off
Wilmington, DE 19803
United States

Attn. [***]
Email: [***]

with a copy to (which copy shall not constitute notice hereunder):

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Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States

Attn.: Matthew Hurd, Rachel Yu and Mimi Wu
Email: hurdm@sullcrom.com, yuru@sullcrom.com, wum@sullcrom.com if to Prelude:

Prelude Therapeutics Incorporated
175 Innovation Boulevard

Wilmington, DE 19803

Attn.: Chief Legal Officer
Email: legal@preludetx.com

with a copy to (which copy shall not constitute notice hereunder):

Morgan Lewis & Bockius LLP
2222 Market Street

Philadelphia, PA 19103-3007

Attn.: Richard B. Aldridge and Andrew Haupt
Email: richard.aldridge@morganlewis.com; andrew.haupt@morganlewis.com

Section 8.11 Entire Agreement. This Agreement contains the entire understanding, whether oral or written, of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, whether oral or written, heretofore made are expressly superseded by this Agreement.

Section 8.12 Further Assurances. The Parties shall, and shall cause their respective Affiliates to, promptly execute and deliver all documents, certificates, agreements and other writings and take all actions required to consummate, implement, effectuate, perfect, confirm or record the transactions contemplated by this Agreement.

Section 8.13 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “PDF” signature page were an original thereof, provided that such facsimile or “PDF” signature is confirmed by an original signature.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

PRELUDE Therapeutics Incorporated

By:
Name:
Title:

By:
Name:
Title:

INCYTE CORPORATION

By:
Name:
Title:

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Exhibit A

Assignment and Assumption and Bill of Sale Agreement

This exhibit has been omitted pursuant to Item 601(a)(5).

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Exhibit B

Patent Assignment Agreement

This exhibit has been omitted pursuant to Item 601(a)(5).

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Exhibit C

Assay of V617F Mutative Selective Inhibitors

This exhibit has been omitted pursuant to Item 601(a)(5).

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EXHIBIT B

DATA SETS FOR IND READY DATA PACKAGE

This exhibit has been omitted pursuant to Item 601(a)(5).

EXHIBIT C

ASSAY USED TO MEASURE IC50 FOR

V617F MUTATIVE SELECTIVE INHIBITORS

This exhibit has been omitted pursuant to Item 601(a)(5).

EXHIBIT D

TARGET CANDIDATE PROFILE

This exhibit has been omitted pursuant to Item 601(a)(5).

EXHIBIT E

ABSTRACTS AND PRESENTATIONS

Discovery and preclinical characterization of orally bioavailable JAK2V617F mutant selective JH2 inhibitors with disease modification potential in myeloproliferative neoplasms

Neha Bhagwat, Duanya Liu, Xiaowei Wu, Alexander Grego, Amy Crossan, Andrew Moore, Arpita Mondal, Carly Bachner, Dani Roth, Diego Elrio, John Rose, Joseph Rager, Joy Cote, Kirsten Gallagher, Klare Bersch, Miles Cowart, Min Wang, Natalie Kurtz, Norman Fultang, Sharayu Chandratre, Song Mei, Srijita Dhar, Sushanta Ratna, Stephanie Rodgers, Yann Loret, Yue Zou, Sandy Geeganage, Andrew Combs, Jean-Jacques Kiladjian, Stephane Giraudier, Peggy Scherle

The JAK2V617F mutation is the most common genetic alteration in patients with myeloproliferative neoplasms (MPNs), present in >90% of patients with polycythemia vera (PV) and 50-60% of patients with essential thrombocythemia (ET) and myelofibrosis (MF). This mutation results in constitutive and growth factor-independent activation of the JAK-STAT signaling pathway, leading to hyperproliferation and myelofibrosis.

Current therapies for MPNs, such as first-generation JAK inhibitors like ruxolitinib, target the JH1 kinase domain and inhibit both wildtype (WT) and mutant JAK2V617F (JAK2VF) with equal potency. As such, their efficacy is limited by dose-limiting cytopenias due to WT JAK2 inhibition in normal hematopoietic tissue and insufficient inhibition of mutant JAK2 needed to alter disease course. Next-generation JAK2VF selective inhibitors could achieve deeper inhibition of mutant JAK2 while sparing WT, offering the potential for improved clinical and molecular responses with disease-modifying effects.

Our medicinal chemistry strategy focused on targeting the JAK2 pseudokinase (JH2) binding site wherein the V617F mutation resides. Utilizing structure-based drug design, we created de novo a series of highly potent, allosteric JAK2VF selective inhibitors that bind into the deep pocket containing the Phe-triad formed by the V617F residue along with F594 and F595. X-ray co-crystal structures of JAK2VF with multiple lead compounds confirmed our distinct “deep pocket” binding mode compared to previously reported JH2 inhibitors. These lead JAK2VF selective inhibitors exhibited >100-fold selectivity over other JAK family isoforms (JAK1, JAK3 and TYK2 JH2 domains) and were highly selective against >300 kinases, including the JAK2 JH1 domain.

In cellular phosphoproteomic assays, these molecules selectively inhibited phosphorylation of downstream proteins, including STATs, MAPK and AKT, in JAK2VF cells compared to WT cells. In addition, these compounds showed potent and dose dependent anti-proliferative activity in JAK2VF cell lines and primary patient CD34+ cells in ex vivo cultures (IC50 50-100 nM) compared to WT cells (IC50>1uM). Treatment of JAK2VF patient CD34+ cells with the mutant selective inhibitors resulted in a selective reduction of JAK2VF variant allele frequency (VAF).

Mechanistically, treatment with these compounds induced G1/S cell cycle arrest and apoptosis selectively in JAK2VF cell lines, with minimal effects in WT cells.

In vivo, oral administration of the JAK2VF selective inhibitors resulted in potent and selective inhibition of pSTAT5 in JAK2VF tumor tissue (>90%), with minimal inhibition observed in EPO-induced pSTAT5 signaling in JAK2 WT spleen (<25%) in the SET2 xenograft model. Significant dose-dependent tumor growth inhibition (>70%), similar to ruxolitinib, was observed at well-tolerated doses in this model. In the BaF3-EPOR-JAK2VF model, treatment normalized splenomegaly (>70% decrease in spleen size) and reduced inflammatory cytokines.

The JAK2 VF selective inhibitors were also evaluated in a head-to-head study with ruxolitinib in the JAK2VF bone marrow transplant mouse model (Marty et al. Blood 2010). Inhibitor treatment outperformed ruxolitinib in all clinicohematological parameters, leading to normalization of white blood cells, platelets and spleen size without causing cytopenias or other adverse effects. Importantly, there was a significant reduction in hematocrit and hemoglobin, which was not achieved with ruxolitinib and is consistent with published reports. Multiple inflammatory cytokines were also suppressed with inhibitor treatment, similar to ruxolitinib. Most importantly, analysis of stem and progenitor populations revealed a selective decrease in proliferation of JAK2VF long-term HSCs as well as megakaryocyte-erythroid progenitor populations, key contributors to MPN pathogenesis, without an impact on WT cells, in contrast to ruxolitinib which has similar effects on both JAK2VF and WT cells.

These data establish our JAK2VF selective inhibitors as potential first-in-class agents with disease-modifying potential. They achieve deep molecular engagement via Phe-triad targeting, demonstrate exceptional selectivity, and show in vivo efficacy superior to ruxolitinib. This approach holds promise for transforming the treatment landscape in MPNs by directly targeting the molecular cause of disease. Prelude is now advancing a development candidate into Phase 1 clinical studies.

SCHEDULE 1.59

V617F Patents

This exhibit has been omitted pursuant to Item 601(a)(5).